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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 29, 2021

Dear Stockholder:

        It is my pleasure to invite you to attend our 2021 Annual Meeting of Stockholders, which will be held on Wednesday, May 12, 2021 at 9:00 a.m. at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. On the pages following this letter you will find the notice of our 2021 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the business matters listed in the notice. Following completion of the scheduled business at the 2021 Annual Meeting, we will report on our operations and answer questions from stockholders.

        We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders through the internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2021 Annual Meeting.

        Whether or not you plan to attend the 2021 Annual Meeting, your vote is important and we encourage you to vote promptly. After you have read the attached proxy statement, please cast your vote by telephone or through the Internet. Instructions for voting by telephone or through the Internet are included on the Notice of Internet Availability of Proxy Materials you received in the mail. If you received printed copies of these materials, please mark your vote on the proxy card, sign and date the proxy card, and return it per the instructions on the card.

        We hope that you will be able to join us at the 2021 Annual Meeting.

Sincerely,

ROBERT J. PAGANO, JR. Chief Executive Officer and President

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2021

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2021 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation, will be held at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845, on Wednesday, May 12, 2021, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect the ten directors named in the proxy statement to our Board of Directors, each to hold office until our 2022 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified;

  2.
  To approve, by a non-binding advisory vote, named executive officer compensation; and

  3.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

        The stockholders will also consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 18, 2021 are entitled to notice of and to vote at the Annual Meeting or any continuation, adjournment or postponement thereof.

By Order of the Board of Directors

KENNETH R. LEPAGE General Counsel, Chief Human Resources Officer and Secretary

North Andover, Massachusetts
March 29, 2021

i

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 12, 2021

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our 2021 Annual Meeting of Stockholders will be held on Wednesday, May 12, 2021 at 9:00 a.m., local time, at our principal executive offices located at 815 Chestnut Street, North Andover, Massachusetts 01845. If you have any questions about the Annual Meeting, you may contact our Investor Relations department by email at investorrelations@wattswater.com or by mailing a written request for information addressed to our Corporate Secretary at our principal executive offices.

INFORMATION ABOUT THIS PROXY STATEMENT

        You have received this proxy statement because the Board of Directors of Watts Water Technologies, Inc. (which we also refer to as Watts or the Company) is soliciting your proxy to vote your shares at the 2021 Annual Meeting and at any continuation, adjournment or postponement of the 2021 Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on March 18, 2021 are entitled to receive notice of and to vote at the Annual Meeting.

        Beginning on or about March 29, 2021, we are mailing or making available to our stockholders of record as of March 18, 2021 a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access our proxy statement, proxy and annual report for the year ended December 31, 2020, or 2020 Annual Report, as well as how to vote. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is available in the Investors section of our website at https://investors.wattswater.com. If you are a stockholder and would like a copy of our Annual Report on Form 10-K or any of its exhibits sent to you, we will send it to you without charge. Please address all such requests to our Corporate Secretary at our principal executive offices.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 12, 2021

        This proxy statement and our 2020 Annual Report to security holders are available at https://materials.proxyvote.com/942749.

INFORMATION ABOUT VOTING

        Each share of our class A common stock, par value $0.10 per share, outstanding on the record date is entitled to one vote on each matter submitted, and each share of our class B common stock, par value $0.10 per share, outstanding on the record date is entitled to ten votes on each matter submitted. As of the close of business on March 18, 2021, there were outstanding and entitled to vote 27,555,634 shares of class A common stock and 6,124,290 shares of class B common stock.

Stockholders of Record

        Stockholders of record may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

Internet	Phone	Mail
By Internet—Stockholders of record may vote over the Internet by visiting the website listed on the Internet Notice and following the instructions;	By telephone—Stockholders of record located in the United States and Canada may vote by calling the toll-free telephone number listed at https://materials.proxyvote.com/942749 and following the instructions; or	By mail—Stockholders of record who request printed copies of our proxy materials may also vote by mail by signing and dating the proxy card and returning it in accordance with the instructions on the card.

If a choice is specified in a proxy, shares represented by that proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted "FOR" the election of each of the ten nominees for director named in this proxy statement, "FOR" our named executive officer compensation, and "FOR" the ratification of the appointment of KPMG LLP.

        You may revoke or change your proxy at any time before it is exercised by (i) delivering to us a signed proxy card with a date later than that of your previously delivered proxy, (ii) voting in person at the Annual Meeting, (iii) granting a subsequent proxy through the Internet or by telephone, or (iv) sending a written revocation to our Corporate Secretary at our principal executive offices. Attending the Annual Meeting will not revoke your proxy unless you specifically request that your proxy be revoked by sending a written revocation to our Corporate Secretary before the proxy is exercised or you vote in person at the Annual Meeting.

Beneficial Owners

        If you are a beneficial owner and your shares are held in "street name" by a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You will need to follow the instructions of the holder of record in order to vote your shares. Many banks and brokers offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on a voting instruction form. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

QUORUM; REQUIRED VOTES; ABSTENTIONS AND BROKER NON-VOTES

        The presence, in person or by proxy, of a majority of the voting power of the outstanding shares of class A common stock and class B common stock entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter. A nominee holder has discretionary authority under the rules of the New York Stock Exchange, or NYSE, to vote street name shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if the nominee holder does not receive voting instructions from the beneficial owners, but will not have discretionary authority to vote on the election of directors or the approval of our named executive officer compensation.

Proposal 1: Election of Directors

        Under our by-laws, directors are elected by plurality vote. This means that the ten director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all the director nominees, withhold your vote from all the director nominees or withhold your vote from any one or more of the director nominees. Votes that are withheld and broker non-votes will have no effect on the results of the vote.

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers

        Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval on a non-binding, advisory basis, of the compensation of our named executive officers. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Broker non-votes, however, will have no effect on the proposal because they will not be considered to have been entitled to vote on such proposal.

Proposal 3: Ratification of Our Independent Registered Public Accounting Firm

        Under our by-laws, the affirmative vote of the holders of a majority of the votes present or represented at the Annual Meeting and entitled to be cast will be required for approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If you submit a proxy or attend the meeting but choose to abstain from voting on this proposal, you will be considered present at the meeting and entitled to vote on such proposal. As a result, an abstention will have the same effect as if you had voted against such proposal. Because brokers have discretionary authority under NYSE rules to vote street name shares on Proposal 3, we do not expect any broker non-votes in connection with this proposal.

Solicitation of Proxies

        We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them, and we will reimburse them for their reasonable expenses.

Other Business to be Considered

        Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1 ELECTION OF DIRECTORS

        Our entire Board is elected annually at each Annual Meeting. Our Board has nominated each of the ten individuals named below for election as a director at our 2021 Annual Meeting. If elected, each nominee will serve until our 2022 Annual Meeting and until such director's successor has been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All the nominees are currently members of our Board and were elected by our stockholders at the 2020 Annual Meeting, except for Michael J. Dubose, who was elected to our Board on December 8, 2020. We expect that all the nominees will be available for election, but if any of the nominees is unable to serve or for good cause will not serve at the time of the 2021 Annual Meeting, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board.

        Our Board of Directors recommends that stockholders vote "FOR" the election of each nominee as a director of Watts Water Technologies, Inc.

Information as to Nominees for Director

        Set forth below are the names of the nominees for our Board of Directors, their ages, principal occupations for at least the past five years, the years they originally became members of our Board of Directors and certain other information. The information provided below is current as of February 1, 2021, except for the ages of the nominees, which are current as of May 12, 2021, the date of our 2021 Annual Meeting. For additional information regarding the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director, see "Criteria and Diversity" within the Corporate Governance section below.

Christopher L. Conway

Age: 65
Director Since: 2015

Mr. Conway was President, Chief Executive Officer and Chairperson of the Board of CLARCOR Inc. from December 2011 until it was acquired in February 2017. Mr. Conway is now retired. Mr. Conway originally joined CLARCOR in 2006 and served in several senior management roles prior to becoming President and Chief Executive Officer, including Chief Operating Officer, President of CLARCOR's PECOFacet division, President of Facet USA, Inc., an affiliate of CLARCOR, and Vice President of Manufacturing of Baldwin Filters, Inc., another affiliate of CLARCOR. CLARCOR was a diversified marketer and manufacturer of mobile, industrial and environmental filtration products sold in domestic and international markets. Prior to joining CLARCOR, Mr. Conway served for two years as the Chief Operating Officer of Cortron Corporation, Inc., a manufacturing start-up based in Minneapolis, Minnesota. Mr. Conway also served for seven years in various management positions at Pentair, Inc., a global provider of products and services relating to energy, water, thermal management and equipment protection.

Michael J. Dubose

Age: 65
Director since: 2020

Mr. Dubose has served as President of the Fisher Healthcare Division of Thermo Fisher Scientific Inc. since March 2019. Thermo Fisher Scientific engages in the provision of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery, and diagnostics. Mr. Dubose previously served as Vice President of National Accounts and Cross Border Business Globally for W.W. Grainger, Inc. from 2010 to March 2019. W. W. Grainger is a leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe. Prior to this position, he served as a Regional Vice President of Staples, Inc. from 2008 to 2010. Prior to 2008, Mr. Dubose held senior management positions with Corporate Express Inc., Alliant Foodservice Inc. and Baxter International Inc.

David A. Dunbar

Age: 59
Director since: 2017

Mr. Dunbar has served as President, Chief Executive Officer and a member of the Board of Directors of Standex International Corporation since January 2014, and as Chairperson since October 2016. Standex is a global, multi-industry manufacturer comprised of five business segments of Electronics, Engraving, Scientific, Engineering Technologies and Specialty Solutions. Mr. Dunbar previously served as President of the valves and controls global business unit of Pentair, Inc. from October 2009 to December 2013. The unit was initially owned by Tyco Flow Control, and Tyco Flow Control and Pentair merged in 2012. Prior to his tenure at Pentair, Mr. Dunbar held a number of senior positions at Emerson Electric Co., including President of each of the following: Emerson Process Management Europe; Machinery Health Management; and Emerson Climate Technologies Refrigeration.

Louise K. Goeser

Age: 67
Director since: 2018

Ms. Goeser served as President and Chief Executive Officer of Grupo Siemens S.A. de C.V. from March 2009 until her retirement in May 2018. In this position, Ms. Goeser was responsible for Siemens Mesoamérica, which is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors. Ms. Goeser previously served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company from 1999 to 2005. Prior to 1999, Ms. Goeser served as General Manager, Refrigeration and Vice President, Corporate Quality at Whirlpool Corporation and held various leadership positions with Westinghouse Electric Corporation. Ms. Goeser has served as a member of the Board of Directors of MSC Industrial Direct Co., Inc. since December 2009. MSC is a North American distributor of metal working and maintenance, repair, and operations products and services. Ms. Goeser previously served as a member of the boards of directors of Talen Energy from June 2015 to December 2016, PPL Corporation from March 2003 to June 2015, and Witco Corporation from 1997 to 1999.

Jes Munk Hansen

Age: 53
Director since: 2017

Mr. Hansen joined Terma A/S in April 2019 and has served as the President and Chief Executive Officer of Terma since June 2019. Terma develops and manufactures mission-critical products and solutions for the aerospace, defense and security sectors. Prior to Terma, Mr. Hansen served as Chief Executive Officer of OSRAM USA and Head of Global Sales for OSRAM GmbH from July 2018 to January 2019. OSRAM is a global lighting manufacturer with a portfolio ranging from high-tech applications based on semiconductor technology to smart and connected lighting solutions in buildings and cities. Mr. Hansen previously served as Chief Executive Officer of LEDVANCE GmbH from July 2015 to December 2017. LEDVANCE is the general lighting lamps business unit of OSRAM GmbH. Prior to his tenure at LEDVANCE, Mr. Hansen served as Chief Executive Officer of the classical lamps and ballast business unit of OSRAM from January 2015 to July 2015 and as Chief Executive Officer of OSRAM Americas and President of OSRAM Sylvania from October 2013 to January 2015. Prior to his tenure at OSRAM, Mr. Hansen served in several senior management roles with Grundfos from 2000 to October 2013, including as Chief Executive Officer and President of Grundfos North America from 2007 to October 2013. Grundfos is a leading global manufacturer of pumps as well as motors and electronics for monitoring and controlling pumps.

W. Craig Kissel

Age: 70
Director since: 2011

Mr. Kissel has served as the Chairperson of our Board of Directors since October 2014. Mr. Kissel previously was employed by American Standard Companies Inc. from 1980 until his retirement in September 2008. American Standard was a leading global supplier of air conditioning and heating systems, vehicle control systems and bathroom china and faucet-ware. During his time at American Standard, Mr. Kissel served as President of Trane Commercial Systems from 2004 to 2008, President of WABCO Vehicle Control Systems from 1998 to 2003, President of the Trane North American Unitary Products Group from 1994 to 1997, Vice President of Marketing of the Trane North American Unitary Products Group from 1992 to 1994 and held various other management positions at Trane from 1980 to 1991. From 2001 to 2008, Mr. Kissel served as Chairman of American Standard's Corporate Ethics and Integrity Council, which was responsible for developing the company's ethical business standards. Mr. Kissel also served in the U.S. Navy from 1973 to 1978. Mr. Kissel served as a director of Chicago Bridge & Iron Company from May 2009 until its merger with McDermott International, Inc. in May 2018 and then Mr. Kissel served as a member of the board of directors of McDermott International until June 2020. McDermott International is a global provider of technology, engineering and construction solutions for the energy industry.

Joseph T. Noonan

Age: 39
Director since: 2013

Mr. Noonan served as Founder and Chief Executive Officer of Linger Home, Inc., a direct-to-consumer home textile brand, from August 2018 to January 2020. From November 2013 to January 2018, Mr. Noonan served as Chief Executive Officer of Homespun Design, Inc., an online marketplace for American-made furniture and home accents. Mr. Noonan previously worked as an independent digital strategy consultant from November 2012 to November 2013. Mr. Noonan was employed by Wayfair LLC from April 2008 to November 2012. During his time at Wayfair, Mr. Noonan served as Senior Director of Wayfair International from June 2011 to November 2012, Director of Category Management and Merchandising from February 2009 to June 2011 and Manager of Wayfair's Business-to-Business Division from April 2008 to February 2009. Wayfair is an online retailer of home furnishings, décor and home improvement products. Prior to joining Wayfair, Mr. Noonan worked as a venture capitalist at Polaris Partners and as an investment banker at Cowen & Company.

Robert J. Pagano, Jr.

Age: 58
Director since: 2014

Mr. Pagano has served as Chief Executive Officer and President of our Company since May 2014. He also served as interim Chief Financial Officer from October 2014 to April 2015 and from April 2018 to July 2018. Mr. Pagano previously served as Senior Vice President of ITT Corporation and President, ITT Industrial Process from April 2009 to May 2014. Mr. Pagano originally joined ITT in 1997 and served in several additional management roles during his career at ITT, including as Vice President Finance, Corporate Controller, and President of Industrial Products. ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Prior to joining ITT, Mr. Pagano worked at KPMG LLP. Mr. Pagano is a Certified Public Accountant. Mr. Pagano has also served as a member of the Board of Directors of Applied Industrial Technologies, Inc. since August 2017. Applied Industrial Technologies is a distributor of bearings, power transmission products, fluid power components and other industrial supplies and provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services.

Merilee Raines

Age: 65
Director since: 2011

Ms. Raines served as Chief Financial Officer of IDEXX Laboratories, Inc. from October 2003 until her retirement in May 2013. Ms. Raines also served as Executive Vice President of IDEXX from July 2012 until her retirement in May 2013. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology-based products and services for companion animals, livestock, poultry, water quality and food safety, and human point-of-care diagnostics. Ms. Raines served as a member of the Board of Directors of Affymetrix, Inc., a provider of life science and molecular diagnostic products that enable analysis of biological systems at the gene, protein and cell level, from January 2015 until it was acquired in March 2016. Ms. Raines also served as a member of the Board of Directors of Aratana Therapeutics, Inc., a pet therapeutics company focused on licensing, developing and commercializing biopharmaceutical products for companion animals, from February 2014 until it was acquired in July 2019. Ms. Raines has served as a member of the Board of Directors of Benchmark Electronics, Inc., a worldwide provider of engineering services, integrated technology solutions and electronic manufacturing services, since May 2018. Ms. Raines has also served as a member of the Board of Directors of TransMedics Group, Inc., a medical technology company providing novel systems for the preservation and transport of organs to be used for transplant, since January 2021.

Joseph W. Reitmeier

Age: 56
Director since: 2016

Mr. Reitmeier has served as Executive Vice President & Chief Financial Officer of Lennox International Inc. since July 2012. Mr. Reitmeier served as Vice President of Finance for the LII Commercial business segment of Lennox International from 2007 to July 2012 and as Director of Internal Audit from 2005 to 2007. Lennox International is a leading global provider of climate control solutions, and it designs, manufactures and markets a broad range of products for the heating, ventilation, air conditioning and refrigeration markets. Before joining Lennox International, Mr. Reitmeier held financial leadership roles at Cummins Inc. and PolyOne Corporation.

Director Compensation

        Our non-employee directors are compensated for their service as directors. During 2020, our Chief Executive Officer, Robert J. Pagano, Jr., was the only member of our Board of Directors who was an employee of Watts, and he did not receive any additional compensation for his service as a director. Our current compensation arrangements for non-employee directors were set effective as of the first quarter of 2019, informed by a comprehensive competitive analysis of non-employee director compensation performed for the Compensation Committee by its independent compensation consultant, Pearl Meyer & Partners, LLC. This review included a consideration of non-employee director compensation practices among a peer group of companies identical to the peer group roster we use when benchmarking executive pay practices, and the current compensation arrangements are intended to position our non-employee director compensation program at approximately the median of our peer group. Set forth below is a summary of the current compensation arrangements for our non-employee directors.

Annual cash retainer:	$75,000
Additional annual cash retainer for the Chairperson of the Board of Directors:	$90,000
Additional annual cash retainer for the Chairperson of the Audit Committee:	$20,000
Additional annual cash retainer for the Chairperson of the Compensation Committee:	$15,000
Additional annual cash retainer for the Chairperson of the Nominating and Corporate Governance Committee:	$12,500
Value of annual grant of class A common stock:	$110,000

        We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Non-employee directors do not receive any additional compensation for attendance at Board or committee meetings.

        During 2020, we proactively took aggressive cost reduction actions starting late in the first quarter of 2020 to address the anticipated impact of the COVID-19 pandemic on our business. As part of our cost reduction actions, the Board approved a voluntary 25% reduction in the amount of the cash retainer for non-employee directors, including the additional retainers paid to the chairperson of the board and committee chairpersons, effective from the 2020 Annual Meeting until the 2021 Annual Meeting. Accordingly, the actual amounts paid to our Board members in 2020 were less than the amounts indicated above.

        Our Board typically approves grants of stock awards to non-employee directors at its first quarterly meeting following the election of directors at our Annual Meeting of Stockholders. On July 27, 2020, we granted 1,359 shares of class A common stock to each of Messrs. Conway, Dunbar, Hansen, Kissel, Noonan and Reitmeier and Mses. Goeser and Raines. Such awards were not subject to vesting or any other conditions or restrictions. Under our 2004 Stock Incentive Plan, the maximum aggregate number of shares of class A common stock with respect to one or more awards that may be granted to a non-employee director during any one calendar year is 100,000. For the July 27, 2020 grants, our Board determined the number of shares to be awarded to our non-employee directors using a three-month trailing average stock price, which resulted in a grant date fair value that was slightly more than the target value of the annual stock grant to non-employee directors. This represented a change from the Board's practice in prior years of using a twelve-month trailing average stock price to determine the number of shares to be awarded. In February 2019, the Compensation Committee reevaluated its practice of using a twelve-month trailing average stock price to determine the number of shares underlying equity awards granted to employees and directors. This review included a consideration of current industry practices and advice and guidance from Pearl Meyer. Based on this review, the Compensation Committee decided that beginning in 2020 it would use a three-month trailing average stock price to determine the number of shares underlying equity awards to non-employee directors. Non-employee directors who are first elected to our Board other than at an annual meeting of stockholders receive an award of shares prorated based on the number of quarterly meetings remaining between their election and the expected date of our next annual meeting of stockholders. Mr. Dubose was elected to the Board on December 8, 2020 and received an award of 525 shares of class A common stock, which represented one-half of the value of the annual grant of stock awarded to non-employee Board members for the 2020-2021 term using a three-month trailing average stock price.

        We have instituted a program under which our non-employee directors may defer receipt of their annual grant of shares of class A common stock. If any dividends are paid on our class A common stock during the period in which the stock is deferred, the non-employee director accrues dividends in the amount he or she would have received if the shares had been issued and held by the director at the time the dividend was paid. The accrued dividends will be distributed, without interest, in cash at the end of the deferral period chosen by such director when the stock is issued to the director. Messrs. Conway and Reitmeier and Mses. Goeser and Raines elected to defer receipt of their 2020 stock awards.

        Our non-employee directors are subject to stock ownership guidelines. These guidelines stipulate that each non-employee director should own shares of our class A common stock with a market value of at least three times the amount of the annual cash retainer payable to non-employee directors, which market value was $225,000 for 2020. It is expected that this ownership level will generally be achieved within a three-year period beginning when a director is first elected to the Board. For purposes of determining a director's compliance with these ownership guidelines, any deferred shares are considered held by the director. The Compensation Committee reviews each non-employee director's compliance with these guidelines on an annual basis. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2020, all our non-employee directors who had been members of our Board for three or more years were in compliance with our stock ownership guidelines.

        The following table contains information on compensation for the non-employee members of our Board of Directors during the fiscal year ended December 31, 2020.

2020 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)

Christopher L. Conway	67,500	115,936	183,436
Michael J. Dubose(2)	—	62,071	62,071
David A. Dunbar	56,250	115,936	172,186
Louise K. Goeser	56,250	115,936	172,186
Jes Munk Hansen	56,250	115,936	172,186
W. Craig Kissel	133,125	115,936	249,061
Joseph T. Noonan	56,250	115,936	172,186
Merilee Raines	71,250	115,936	187,186
Joseph W. Reitmeier	56,250	115,936	172,186

(1)
The amounts in this column reflect the grant date fair value of the stock awards granted during 2020 determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021. The amounts reflected in this column for Messrs. Conway and Reitmeier and Mses. Goeser and Raines were deferred under our non-employee director stock deferral program described above.

(2)
Mr. Dubose was elected as a member of our Board on December 8, 2020 and received the first quarterly installment of his cash retainer in January 2021.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and employed by other public companies. We also review guidance and interpretations provided from time to time by the SEC and the NYSE and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

        Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It appoints executive officers and oversees succession planning and our executive officers' performance and compensation. Our Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of our Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board, and we introduce our executives to the Board so that the Board can become familiar with our key employees. In addition, we hold periodic strategy sessions between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

        In 2020, our Board met eight times and each incumbent director who was a member of our Board during 2020 attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

The Role of our Board in Risk Oversight

        The Board's role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, strategic and reputational risks, and, with respect to 2020 and 2021, risks presented by the COVID-19 pandemic. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from senior management to enable it to understand our risk identification and assessment, risk management and risk mitigation processes and strategies. When a committee receives a report on a particular risk, the chairperson of the relevant committee reports on the committee's discussion of such risk to the Board during the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. As part of its charter, the Audit Committee discusses the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. The Board does not believe that its role in the oversight of our risks affects the Board's leadership structure.

Management Succession Planning

        Our Board believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. Each year, the Board meets with our Chief Human Resources Officer and Chief Executive Officer to conduct a comprehensive review of management succession planning and to address potential vacancies in senior leadership, including succession planning for our Chief Executive Officer. In addition, each quarter the Board focuses on a particular business unit and/or function and conducts a comprehensive review of that business unit or function, including management succession planning and potential leadership vacancies within such business unit or function.

        Our Board has also adopted an emergency succession process framework in the event of a sudden or unanticipated absence of our Chief Executive Officer. Under this framework, the Board periodically assesses and updates a prioritized list of emergency interim chief executive officer candidates and the framework outlines other high-level planning, notification and other actions with respect to the temporary or permanent absence of our Chief Executive Officer.

ESG Governance

        We have worked, and are continuing to work, to promote a sustainable future through responsible environmental, social and governance (ESG) business practices.

  •
  Our Board has oversight responsibility for our ESG efforts and monitors are progress in meeting our ESG goals. In addition to general Board oversight, our Nominating and Corporate

    Governance Committee is primarily responsible for oversight of governance matters, the Compensation Committee is responsible for oversight of human capital issues and the Audit Committee is responsible for oversight of our corporate ethics and compliance program.

  •
  Our commitment to addressing business-related sustainability while delivering stockholder value is best illustrated by our actions, progress and the associated recognition we have received. In 2020, we published our 4th annual sustainability report and for the second consecutive year we were recognized as one of America's "Most Responsible Companies" by Newsweek Magazine.

  •
  We have incorporated ESG metrics in the individual performance goals for our executive officers and our senior business leaders.

Board Leadership Structure

        We separate the roles of Chief Executive Officer and Chairperson of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for our operational management, providing day-to-day leadership and managing our performance. The Chairperson of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the Board, including executive sessions of the non-management and independent directors.

Performance of Our Board and Committees

        Our Board considers it important to continually evaluate and improve its effectiveness and that of its committees. Our Board and each of its standing committees conduct annual self-evaluations. The Nominating and Corporate Governance Committee oversees our Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the Board.

Business Ethics and Compliance

        We have adopted a Code of Business Conduct applicable to all officers, employees and Board members worldwide. The Code of Business Conduct is posted in the "Investors" section of our website at https://investors.wattswater.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing rules concerning any amendments to, or waivers from, any provision of our Code of Conduct within four business days of the date of such amendment or waiver.

Director Independence

        As of February 26, 2021, members of the Horne family beneficially owned 6,024,290 shares of our class B common stock that are subject to The George B. Horne Voting Trust Agreement—1997. These shares represented approximately 67.8% of our total outstanding voting power. As trustee of The George B. Horne Voting Trust Agreement—1997, Timothy P. Horne has sole power to vote all the shares subject to the trust and effectively exercises control over voting power for the election of our directors. As a result, we are a "controlled company" under NYSE rules. As a controlled company, under NYSE rules, we are not required to have a majority of independent directors or compensation or governance committees consisting solely of independent directors. However, we strive to achieve the highest standards of corporate governance, including with respect to director independence, despite our status as a controlled company. Accordingly, we have chosen not to take advantage of the controlled company exemption under NYSE rules and are committed to having a Board with at least a majority of independent directors.

        Under our Corporate Governance Guidelines, we require that at least a majority of the members of our Board meet the independence requirements of the NYSE. Under NYSE rules, a director qualifies as "independent" if the Board affirmatively determines that the director has no material relationship with the company of which he or she serves as a director. The Board is required to consider broadly all relevant facts and circumstances in making an independence determination. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Nominating and Corporate Governance Committee annually evaluates the independence of each non-employee director nominee and makes recommendations to the Board. In making its recommendations, the Nominating and Corporate Governance Committee applies NYSE rules to determine a director's independence and evaluates any other business, legal, accounting or family relationships between all non-employee director nominees and us.

        The Nominating and Corporate Governance Committee and our Board reviewed all relationships between us and each non-employee director nominee to determine compliance with the NYSE independence rules and our Corporate Governance Guidelines, and to evaluate whether there are any other facts or circumstances that might impair the director's independence. Based on the results of this review and the recommendations of the Nominating and Corporate Governance Committee, the Board determined that eight of our ten current directors (Messrs. Conway, Dubose, Dunbar, Hansen, Kissel and Reitmeier and Mses. Goeser and Raines) are independent under NYSE rules and that the composition of our Board therefore complies with our Corporate Governance Guidelines. Mr. Noonan is not independent under NYSE rules because he is the son-in-law of Timothy P. Horne, our controlling stockholder. Mr. Pagano was deemed not to be independent since he serves as our Chief Executive Officer.

Horne Family Board Participation

        As described above, as of February 26, 2021, Timothy P. Horne controlled approximately 67.8% of the voting power of our stock in his capacity as trustee of The George B. Horne Voting Trust Agreement—1997. In addition, Mr. Horne has sole power to vote 50,000 shares of our Class B common stock that are held in a revocable trust of which he is the sole trustee and sole beneficiary, giving Mr. Horne control of a total of approximately 68.4% of the voting power of our stock. Mr. Horne served as a member of our Board of Directors until our 2010 Annual Meeting, when he retired from the Board in compliance with the age limitation for Board members contained in our Corporate Governance Guidelines. Since his retirement from the Board, Mr. Horne has served as a director emeritus and has selectively participated in certain Board discussions at the invitation of our Board. Pursuant to our by-laws, Mr. Horne was reappointed as a director emeritus by our Board of Directors in February 2021 to serve a one-year term beginning on the date of our 2021 Annual Meeting and ending on the date of our 2022 Annual Meeting. As a director emeritus, Mr. Horne may be invited by our Board to attend Board or committee meetings, but he does not have the right to vote and he is not considered to be a member of the Board for any purpose (including quorum). Mr. Horne has an agreement with us, which provides Mr. Horne with the use of an office at our corporate headquarters and administrative support. The agreement also provides that Mr. Horne will make himself reasonably available to provide services to us at the request of our management as long as he is physically able to do so. Mr. Horne's obligation to provide services to us will cease upon a change in control of our Company.

        In May 2013, Mr. Horne's son-in-law, Joseph T. Noonan, was elected as a member of our Board. We believe that it is strategically important for a Horne family member to be actively engaged in the oversight of our Company, including by serving on our Board of Directors. Through Mr. Noonan's participation on the Board, the Horne family's long-term perspective is considered in all Board decisions. Having a Horne family member on the Board serves as an effective link between the Board and the controlling Horne family stockholders. Board service also provides the controlling Horne family stockholders with an active means by which to oversee their investment.

Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investors" section of our website at https://investors.wattswater.com.

Executive Sessions

        In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session at least quarterly. The Chairperson of the Board or, in his or her absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend our annual meetings of stockholders. All our directors attended the 2020 Annual Meeting either in person or by telephone conference call.

Committees of the Board

        Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable NYSE rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investors" section of our website at https://investors.wattswater.com. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee

The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of the NYSE as well as Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the Board has determined that each of Ms. Raines and Messrs. Dunbar and Reitmeier is an "audit committee financial expert," as defined by SEC rules. Our Audit Committee assists the Board in, among other things, its oversight of:

➤

the integrity of our financial statements;

➤

our compliance with legal and regulatory requirements;

➤

the qualifications, independence and performance of our independent registered public accounting firm;

➤

the performance of our internal audit function; and

➤

the effectiveness of our internal control over financial reporting.

The Audit Committee's responsibilities also include:

➤

the appointment and evaluation of our independent registered public accounting firm;

➤

the review of management's assessment and management of risk;

➤

the review of the annual independent audit of our financial statements;

➤

the review of our Code of Business Conduct;

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the establishment of "whistle-blowing" procedures; and

➤

the oversight of other compliance matters.

The Audit Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2020, the Audit Committee held five meetings. The Chairperson of the Audit Committee works with management to establish the agenda for each meeting. Audit Committee members receive and review materials in advance of each meeting. These materials include information that management or the Company's independent registered public accounting firm believe will be helpful to the Audit Committee as well as materials that members of the Audit Committee request.

COMMITTEE MEMBERS Merilee Raines, Chairperson David A. Dunbar Joseph W. Reitmeier

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is primarily responsible for:

➤

identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders;

➤

periodically reviewing our Corporate Governance Guidelines and recommending any changes thereto, overseeing the evaluation of the Board, and approving related person transactions; and

➤

monitoring our policies and practices for the development and succession of senior management.

The Nominating and Corporate Governance Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2020, the Nominating and Corporate Governance Committee held four meetings. The Chairperson of the Nominating and Corporate Governance Committee works with management to establish the agenda for each meeting. Nominating and Corporate Governance Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Nominating and Corporate Governance Committee as well as materials that members of the Nominating and Corporate Governance Committee request.

COMMITTEE MEMBERS W. Craig Kissel, Chairperson Christopher L. Conway Michael J. Dubose David A. Dunbar Louise K. Goeser Jes Munk Hansen Merilee Raines Joseph W. Reitmeier

Compensation Committee

Our Compensation Committee is responsible for shaping the principles, strategies and compensation philosophy that guide the design and implementation of our employee compensation programs and arrangements. Its primary responsibilities are to:

➤

evaluate the performance of our Chief Executive Officer and, either as a committee or together with the independent members of our Board of Directors, determine the compensation of our Chief Executive Officer;

➤

review and approve, or recommend to the Board, the compensation of our other executive officers;

➤

approve annual performance bonus targets and objectives and the annual bonus amounts paid to our executive officers under our Executive Officer Incentive Bonus Plan;

➤

administer our stock incentive plans and approve all stock awards granted to our executive officers under our 2004 Stock Incentive Plan and the participants in our Management Stock Purchase Plan;

➤

review and submit recommendations to our Board of Directors on compensation for non-employee directors; and

➤

review and discuss with management the Compensation Discussion and Analysis to be included in the proxy statement.

COMMITTEE MEMBERS Christopher L. Conway, Chairperson Michael J. Dubose Louise K. Goeser Jes Munk Hansen

        The Compensation Committee holds one regularly scheduled meeting each quarter and schedules additional meetings as often as necessary in order to perform its duties and responsibilities. During 2020, the Compensation Committee held five meetings. The Chairperson of the Compensation Committee works with management to establish the agenda for each meeting. Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that members of the Compensation Committee request. The Compensation Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when the Compensation Committee deems it appropriate to do so in order to carry out its responsibilities.

        The Compensation Committee is authorized under its charter to retain consultants to assist it in the evaluation of executive compensation and to approve the fees and other retention terms for its consultants. The Compensation Committee has retained Pearl Meyer & Partners, LLC as a compensation consultant to review our compensation programs and provide advice to the Compensation Committee with respect to executive compensation. Pearl Meyer does not provide any other services to us. The Compensation Committee has assessed the independence of Pearl Meyer and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, the Compensation Committee believes that Pearl Meyer is independent and that its work does not raise any conflicts of interest. As appropriate, the Compensation Committee also looks to our human resources department to support the Compensation Committee in its work and to provide necessary information. In addition, the Compensation Committee also considers the recommendations of our Chief Executive Officer when approving the compensation of our executive officers other than the Chief Executive Officer.

        In May 2020, the Compensation Committee conducted a review and assessment of risk as it relates to our compensation policies and practices and determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking and are not reasonably likely to have a material adverse effect on our business.

Director Candidates

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to our Corporate Secretary at our principal executive offices and marked to the attention of the Nominating and Corporate Governance Committee. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the Investors section of our website at https://investors.wattswater.com, or on written request to our Corporate Secretary at our principal executive offices.

        In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets our minimum qualifications and possesses specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures described later in this proxy statement under "Stockholder Proposals."

        In October 2020, a third-party search firm introduced the Board to Michael J. Dubose. After an extensive screening and interview process, the Board appointed Mr. Dubose to the Board on December 8, 2020. Mr. Dubose is standing for election by our stockholders as a member of our Board of Directors for the first time at the 2021 Annual Meeting.

Criteria and Diversity

        We believe that our Board should be composed of directors who, as a group, have the experience, qualifications, attributes and skills that are collectively required to make informed Board decisions and provide effective Board oversight. The composite skills of the Board members and the ability and willingness of individual Board members to complement each other and to rely on each other's knowledge and expertise should produce informed Board members who are not afraid to disagree and who can intelligently assess management's performance and evaluate our strategic direction. In considering whether to recommend any candidate for nomination to the Board, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee must be satisfied that the recommended nominee has, at a minimum:

  •
  the highest personal and professional integrity;

  •
  sound business and strategic judgment;

  •
  the ability to devote sufficient time and energy to the Board; and

  •
  the ability and will to challenge management while refraining from assuming management's role.

        In addition, the nominee must not serve on more than two public company boards in addition to our Board.

        The following table identifies the primary experience, qualifications, attributes and skills possessed by our directors, which our Board believes are relevant to our business, industry or strategy. Our Board reviewed and evaluated these experiences, qualifications, attributes and skills in nominating our current directors for reelection and each contributed to the conclusion that each director should serve as a member of our Board. The table does not encompass all the experience, qualifications, attributes or skills of our directors, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a director does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill does not mean that the director in questions is unable to contribute to the decision-making process in that area. The type and degree of experience, qualification, attribute and skill listed below may vary among members of the Board.

Director Qualifications, Attributes & Skills	Christopher L. Conway	Michael J. Dubose	David A. Dunbar	Louise K. Goeser	Jes Munk Hansen	W. Craig Kissel	Joseph T. Noonan	Robert J. Pagano, Jr.	Merilee Raines	Joseph W. Reitmeier

Operational Experience developing and implementing operating plans and business strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Background Experience in industries, end-markets and growth segments that Watts serves, such as fluid solutions, water quality and conditioning, and heating and hot water solutions	✓	✓			✓	✓		✓		✓
Finance/Capital Allocation Knowledge of finance or financial reporting; experience with debt and capital market transactions	✓	✓	✓	✓				✓	✓	✓
Mergers & Acquisitions Experience managing, negotiating and integrating mergers with or acquisitions of other companies	✓	✓	✓	✓	✓		✓	✓	✓	✓
Supply Chain/Logistics Experience in supply chain management encompassing the planning and management of all activities involved in sourcing and procurement	✓	✓	✓	✓				✓		✓
Digital/eCommerce Experience implementing digital strategies and/or operating an eCommerce business		✓	✓	✓	✓		✓	✓
Marketing/Sales & Brand Management Experience managing a marketing/sales function and in increasing the perceived value of a product line or brand over time in the market	✓	✓	✓	✓	✓	✓		✓
Human Resources/Executive Compensation Experience with the recruitment, retention and development of key talent; experience with executive compensation and broad-based incentive planning	✓	✓	✓	✓				✓		✓
Senior Leadership Experience Experience serving as the chief executive officer or a senior executive of a large and complex organization	✓	✓	✓	✓	✓	✓		✓	✓	✓
Corporate Governance/Public Company Experience
Experience serving as a director of another public company; demonstrated understanding of current corporate governance standards and best practices in public companies	✓		✓	✓		✓		✓	✓	✓
International Experience Significant exposure to markets and economies outside of the Unites States, particularly in high growth regions	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Assessment & Risk Management Experience overseeing complex risk management matters	✓		✓	✓	✓			✓	✓	✓
Technology/Cyber Security Experience implementing technology strategies and managing/mitigating cyber security risks	✓		✓	✓	✓			✓	✓
Government, Regulatory, Public Policy Experience managing complex regulatory matters that are integral to the operations of a business	✓		✓	✓	✓			✓		✓
Business Ethics/Environmental, Social and Governance (ESG) Experience in ESG matters, social responsibility, sustainability and philanthropy	✓	✓	✓	✓	✓			✓		✓

        Our Board also understands the importance of diversity among members of the Board to our long-term success. Diversity encompasses a wide range of individual characteristics and experiences, including such things as gender, age, race, sexual orientation, national origin, religion, political affiliation, marital status, disability, and geographic background. The Nominating and

Corporate Governance Committee believes that the backgrounds and qualifications of the members of the Board, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Our Board has recently prioritized increasing gender and racial diversity among our Board members and has adopted the practice that the search criteria for all Board member search processes include a requirement that the Board's search firm identify and present to our Board a substantial number of qualified women and minority candidates for the Board's consideration. Our Board's gender and racial diversity characteristics are set forth below:

Gender		Female		Male

Number of Directors		2		8
Race/Ethnicity	African American/Black	Asian/Pacific Islander	White/Caucasian	Hispanic/ Latino	Native American
Number of Directors	1	—	9	—	—

Compensation Committee Interlocks and Insider Participation

        During 2020, Christopher L. Conway, Louise K. Goeser and Jes Munk Hansen served as members of the Compensation Committee of our Board of Directors. None of the directors who served as members of the Compensation Committee during 2020 is or has ever been an officer or employee of our Company.

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Restrictions on Hedging, Pledging and Other Transactions

        We prohibit all hedging transactions and short sales involving our securities by all employees, officers and directors under our Insider Trading Compliance Policy. We also prohibit all employees, officers and directors from purchasing our securities on margin or holding any of our securities in margin accounts. In addition, no employee, officer or director may pledge any of our securities as collateral for a loan. Finally, all employees, officers and directors are prohibited from engaging in transactions in puts, calls or other derivative securities involving our securities.

Policies and Procedures for Related Person Transactions

        Our Board has adopted a written Related Person Transaction Policy, which requires the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board's Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction, regardless of the amount of any profit or loss;

  •
  the approximate dollar value involved in the related person transaction;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other material information regarding the related person transaction or the related person.

        The Nominating and Corporate Governance Committee may approve or ratify the transaction only if it determines that, under all the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Nominating and Corporate Governance Committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of our Company; and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock by:

  •
  each person or entity known by us to own beneficially more than 5% of either class of our common stock;

  •
  each of our directors and director nominees;

  •
  each of the executive officers named in the Summary Compensation Table; and

  •
  all our current directors and executive officers as a group.

        Unless otherwise indicated in the footnotes, the information in the following table is provided as of February 26, 2021. In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and all shares that the stockholder has the right to acquire within 60 days after February 26, 2021 through the exercise of stock options, the vesting of deferred stock awards or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after February 26, 2021 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the beneficial ownership percentages for any other stockholder.

			Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power

5% Stockholders
Timothy P. Horne	6,094,290	(3)(4)	18.1	99.2	68.4
Walter J. Flowers	1,839,710	(5)	6.3	30.0	0
Daniel W. Horne	1,666,970	(6)	5.7	27.2	0
Deborah Horne	1,666,970	(6)	5.7	27.2	0
Peter W. Horne	1,563,770	(7)	5.4	25.5	*
BlackRock, Inc.	4,544,633	(8)	16.5	0	5.1
The Vanguard Group	2,743,703	(9)	10.0	0	3.1
Kayne Anderson Rudnick Investment Management LLC	2,326,259	(10)	8.4	0	2.6
Impax Asset Management Group plc	1,430,255	(11)	5.2	0	1.6
Directors and Executive Officers
Christopher L. Conway	9,230	(12)	*	0	*
Michael J. Dubose	525		*	0	*
David A. Dunbar	6,080		*	0	*
Louise K. Goeser	4,468	(13)	*	0	*
Jes Munk Hansen	6,080		*	0	*
W. Craig Kissel	16,289		*	0	*
Kenneth R. Lepage	28,867	(14)	*	0	*
Elie A. Melhem	9,957	(15)	*	0	*
Munish Nanda	20,104	(16)	*	0	*
Joseph T. Noonan	22,665	(17)	*	*	*
Robert J. Pagano, Jr.	97,143	(18)	*	0	*
Shashank Patel	15,061	(19)	*	0	*
Merilee Raines	17,494	(20)	*	0	*
Joseph W. Reitmeier	7,968	(21)	*	0	*
All current executive officers and directors (14 persons)	261,931	(22)	1.0	*	*

*
Represents less than 1%

(1)
The address of each stockholder in the table is c/o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that the address of (i) BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055; (ii) The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355; (iii) Kayne Anderson Rudnick Investment Management LLC is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067; and (iv) Impax Asset Management Group plc is 7th Floor, 30 Panton Street, London X0 SW1Y 4AJ United Kingdom.

(2)
The number of shares and percentages were determined as of February 26, 2021 in accordance with Rule 13d-3 of the Exchange Act. At that date, a total of 33,670,547 shares were outstanding, of which 27,546,257 were shares of class A common stock and 6,124,290 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock at any time. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Consists of (i) 20,000 shares of class A common stock held by a trust for the benefit of Tiffany Horne Noonan, Mr. Horne's daughter, for which Walter J. Flowers and Timothy P. Horne (for purposes of this footnote 3, "Mr. Horne") serve as co-trustees, (ii) 1,050,000 shares of class B common stock held by a revocable trust for the benefit of Mr. Horne of which Mr. Horne serves as sole trustee, (iii) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Walter J. Flowers and Daniel W. Horne serve as co-trustees, (iv) 1,666,970 shares of class B common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, (v) 1,495,010 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (vi) 22,600 shares of class B common stock held for the benefit of Tiffany Horne Noonan under an irrevocable trust for which Mr. Horne serves as trustee, (vii) 113,924 shares of class B common stock held by a revocable trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers serves as sole trustee, (viii) 20,000 shares of class B common stock held for the benefit of Tara V. Horne, Mr. Horne's daughter, under an irrevocable trust for which Walter J. Flowers and Mr. Horne serve as co-trustees, (ix) 20,000 shares of class B common stock held by a trust for the benefit of Tiffany Horne Noonan, for which Walter J. Flowers and Mr. Horne serve as co-trustees, (x) 6,447 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, Mr. Horne's granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (xi) 6,447 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, Mr. Horne's granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (xii) 5,922 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, Mr. Horne's granddaughter, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. 6,024,290 of the shares of class B common stock noted in clauses (ii) through (xii) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Horne has sole power to vote or direct the vote of all such shares, sole power to dispose or to direct the disposition of 1,072,600 of the shares, and shared power to dispose or to direct the disposition of 5,021,690 of the shares.

(4)
6,024,290 shares of class B common stock in the aggregate (see footnote 3) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Joseph T. Noonan, Mr. Horne's son-in-law and a director of the Company, and Walter J. Flowers, a partner in the law firm of Flowers and Manning, LLP (each, a "Successor Trustee" and collectively, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining Successor Trustee, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. So long as there are two Successor Trustees, the concurrence of both shall be necessary and sufficient for the validity of any action taken by such trustees and if at any time there is one Successor Trustee, such Successor Trustee's action shall be necessary and sufficient for the validity of any action taken by such trustee. The 1997 Voting Trust was extended effective as of August 12, 2020 by unanimous agreement of the holders of all the outstanding trust certificates issued under the 1997 Voting Trust agreement for an additional period of five years and will expire on August 26, 2026. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 16.6% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") as sole trustee and sole beneficiary of a revocable trust, 27.7% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Daniel W. Horne are subject, 27.7% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 24.8% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Peter W. Horne are subject, 0.4% of the Beneficial Interest as trustee of an irrevocable trust for the benefit of Tiffany Horne Noonan, 1.9% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Horne Noonan are subject, 0.3% of the Beneficial Interest as co-trustee of a trust for the benefit of Tara V. Horne, 0.3% of the Beneficial Interest as co-trustee of a trust for the benefit of Tiffany Horne Noonan, 0.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Keira R. Noonan are subject, 0.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tessa R. Noonan are subject, and 0.1% of the Beneficial Interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Liv R. Noonan are subject (representing an aggregate of 100% of the Beneficial Interest).

(5)
Consists of (i) 1,666,970 shares of class B common stock held in a revocable trust for the benefit of Daniel W. Horne for which Daniel W. Horne and Mr. Flowers serve as co-trustees, (ii) 113,924 shares of class B common stock held in a revocable trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers serves as the sole trustee, (iii) 20,000 shares of class B common stock held in a trust for the benefit of Tara V. Horne for which Mr. Flowers and Timothy P. Horne serve as co-trustees, (iv) 20,000 shares of class B common stock held in a trust for the benefit of Tiffany Horne Noonan for which Mr. Flowers and Timothy P. Horne serve as co-trustees, (v) 6,447 shares of class B common stock held by a trust for the benefit of Keira R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, (vi) 6,447 shares of class B common stock held by a trust for the benefit of Tessa R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and (vii) 5,922 shares of class B common stock held by a trust for the benefit of Liv R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees. All the shares of class B common stock noted in clauses (i) through (vii) (1,839,710 in the aggregate) are subject to the 1997 Voting Trust for which Timothy P. Horne serves as sole trustee (see footnote 4 for a description of the 1997 Voting Trust). Mr. Flowers has no power to vote or direct the vote of the shares and has shared power to dispose or direct the disposition of all the shares. Mr. Flowers disclaims beneficial ownership of all such shares.

(6)
All of the shares are class B common stock and are held in revocable trusts. All the shares are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). The holders have no power to vote or direct the vote of the shares and have shared power to dispose or direct the disposition of the shares.

(7)
Consists of 18,760 shares of class A common stock and 1,545,010 shares of class B common stock, which are held in a revocable trust. 1,495,010 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 4 for a description of the 1997 Voting Trust). Peter W. Horne has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the 18,760 shares of class A common stock and 50,000 shares of class B common stock that are not subject to the 1997 Voting Trust. Peter W. Horne has no power to vote or direct the vote, and shared power to dispose or direct the disposition of, the 1,495,010 shares that are subject to the 1997 Voting Trust.

(8)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on January 25, 2021, reporting ownership of shares of class A common stock. BlackRock, Inc. has sole voting power with respect to 4,483,901 of the shares and sole dispositive power with respect to all the shares.

(9)
The amount shown and the following information are based solely on a Schedule 13G/A filed with the SEC on February 10, 2021, reporting ownership of shares of class A common stock. The Vanguard Group does not have sole voting power with respect to any of the shares. It has shared voting power with respect to 42,440 of the shares, sole dispositive power with respect to 2,679,628 of the shares and shared dispositive power with respect to 64,075 of the shares.

(10)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on February 11, 2021, reporting ownership of shares of class A common stock. Kayne Anderson Rudnick Investment Management LLC has sole voting power and sole dispositive power with respect to 1,802,485 of the shares, and shared voting power and shared dispositive power with respect to 523,774 of the shares.

(11)
The amount shown and the following information are based solely on a Schedule 13G filed with the SEC on February 16, 2021, reporting ownership of shares of class A common stock. Impax Asset Management Group plc has sole voting power and sole dispositive power with respect to all the shares. Impax Asset Management Limited also has sole voting power and sole dispositive power with respect to 1,220,057 shares. Impax Asset Management (AIFM) Limited has sole voting and dispositive power with respect to 210,198 shares. Impax Asset Management Group plc owns 100% of Impax Asset Management Limited and Impax Asset Management (AIFM) Limited.

(12)
Consists of 3,565 shares of class A common stock held by Mr. Conway and 5,665 shares of class A common stock the receipt of which Mr. Conway has deferred under our non-employee director stock deferral program.

(13)
Consists of 1,728 shares of class A common stock held by Ms. Goeser and 2,740 shares of class A common stock the receipt of which Ms. Goeser has deferred under our non-employee director stock deferral program.

(14)
Consists of 24,817 shares of class A common stock held by Mr. Lepage, 2,573 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 26, 2021, and 1,477 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(15)
Consists of 5,767 shares of class A common stock held by Mr. Melhem, 2,640 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 26, 2021, and 1,550 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(16)
Consists of 7,883 shares of class A common stock held by Mr. Nanda, 3,704 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 26, 2021, and 8,517 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(17)
Consists of 3,849 shares of class A common stock held by Mr. Noonan and an aggregate of 18,816 shares of class B common stock held in trusts for the benefit of Mr. Noonan's daughters for which Mr. Noonan serves as co-trustee and over which Mr. Noonan shares dispositive power. Mr. Noonan's wife is the beneficiary of trusts holding an aggregate of 156,524 shares of class B common stock, but neither she nor Mr. Noonan have sole or shared voting or investment control over any of the shares.

(18)
Consists of 76,823 shares of class A common stock held by Mr. Pagano, 13,554 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 26, 2021, and 6,766 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)
Consists of 7,948 shares of class A common stock held by Mr. Patel, 2,650 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 26, 2021, and 4,463 shares of class A common stock issued as restricted stock awards to Mr. Patel under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(20)
Consists of 16,135 shares of class A common stock held by Ms. Raines and 1,359 shares of class A common stock the receipt of which Ms. Raines has deferred under our non-employee director stock deferral program.

(21)
Consists of 2,303 shares of class A common stock held by Mr. Reitmeier and 5,665 shares of class A common stock the receipt of which Mr. Reitmeier has deferred under our non-employee director stock deferral program.

(22)
Consists of 179,792 shares of class A common stock held directly or indirectly by our current executive officers and directors, 25,121 shares of class A common stock issuable upon the vesting of deferred stock awards within 60 days after February 26, 2021, 15,429 shares of class A common stock the receipt of which have been deferred under our non-employee director stock deferral program, 22,773 shares of class A common stock issued as restricted stock awards under our 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares, and 18,816 shares of class B common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The following Compensation Discussion and Analysis describes the material elements of our fiscal year 2020 compensation program and compensation paid thereunder. Most of the discussion relates to our "named executive officers" for fiscal year 2020, who were:

Robert J. Pagano, Jr.	Chief Executive Officer & President
Shashank Patel	Chief Financial Officer
Munish Nanda	President, Americas & Europe
Elie A. Melhem	President, Asia-Pacific, the Middle East & Africa
Kenneth R. Lepage	General Counsel, Chief Human Resources Officer & Secretary

The Compensation Committee makes decisions for the total compensation of the named executive officers based on the factors described below. The Compensation Committee consists solely of independent, non-employee directors.

Executive Summary

Company Performance

        Despite the global disruption caused by the COVID-19 pandemic, we achieved a solid performance for fiscal year 2020 while committing to the safety of our employees, meeting our customers' needs and continuing to invest in our long-term strategy. The unprecedented COVID-19 pandemic and its widespread global impact presented new and unique challenges for us, affecting our employees, operations and how we safely work, as well as impacting our customers, supply chain, channels and distribution partners. Since many of our products qualify as "essential products" under local, state and national guidelines and orders, we worked diligently throughout 2020 to keep our facilities open and operating. During 2020 we experienced temporary shutdowns of a few of our facilities in Europe and temporarily reduced capacity at other facilities, but otherwise we were able to keep most of our facilities open and employees working, manage our supply chain and continue to make our products available to our customers. Our operations in China were impacted beginning early in the first quarter of 2020, followed by our Europe and then Americas segments, which experienced the initial impact of the pandemic late in the first quarter of 2020. Temporary closures, lockdowns and other restrictions mandated by various government authorities intended to combat the COVID-19 pandemic negatively impacted our business at varying levels within each of our operating segments as customers curtailed and reduced overall spending in response to the protective measures implemented and the resulting economic impacts. We proactively took aggressive cost reduction actions starting late in the first quarter of 2020 as soon as we began to realize the depth and scope of the impact that COVID-19 would have on the global economy and our business, including, among many other actions:

  •
  We suspended base salary increases for all our executive officers for 2020;

  •
  Our Chief Executive Officer's base salary was reduced by 25% for the five-month period beginning May 1, 2020 through September 30, 2020;

  •
  The base salaries of all our other executive officers were reduced by 15% for the five-month period beginning May 1, 2020 through September 30, 2020;

  •
  Our Board of Directors agreed to reduce its annual cash retainers by 25% effective from the 2020 Annual Meeting until the 2021 Annual Meeting; and

  •
  In order to further decrease operating expenses and better align with the needs of the business, we reduced our worldwide workforce, including two members of our global leadership team.

        These cost reduction efforts enabled us to maintain our 2020 operating margin consistent with prior year levels despite reduced revenues and to continue to invest in our strategic growth initiatives with a heavy focus on our smart and connected strategy, increased customer intimacy and innovation. We also increased our operating cash flow by 18% over 2019 through improved working capital management and we strengthened our balance sheet by continuing to pay down debt.

Alignment of Pay with Performance

        A substantial portion of each executive's compensation opportunity is performance-based or aligned with stockholder value creation over time in the form of equity grants. Set forth below for our Chief Executive Officer, and separately for the other named executive officers, are charts illustrating the percentage of total target compensation corresponding to base salaries, annual incentives and long-term incentives for 2020, excluding the impact of the temporary base salary reductions implemented in response to the COVID-19 pandemic.

Total Direct Compensation Opportunity—Chief Executive Officer(1)

Fixed vs. Variable Compensation	Fixed 18% (Base Salary)	Variable 82% (Target Annual Incentive + Long-Term Incentive Value)(2)
Short-Term vs. Long-Term Compensation	Short-Term 36% (Base Salary + Target Annual Incentive)	Long-Term 64% (Long-Term Incentive Value)(2)
Cash vs. Equity Compensation	Cash 36% (Base Salary + Target Annual Incentive)	Equity-Based 64% (Long-Term Incentive Value)(2)

(1)
Total direct compensation opportunity does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan.

(2)
Long-Term Incentive Value consists of Mr. Pagano's annual grants of performance stock unit awards and deferred stock awards based on their grant date fair value as reported in the 2020 Summary Compensation Table below.

Total Direct Compensation Opportunity—Other Named Executive Officers(1) (Average allocation for the Named Executive Officers other than the Chief Executive Officer)

Fixed vs. Variable Compensation	Fixed 30% (Base Salary)	Variable 70% (Target Annual Incentive + Long-Term Incentive Value)(2)
Short-Term vs. Long-Term Compensation	Short-Term 48% (Base Salary + Target Annual Incentive)	Long-Term 52% (Long-Term Incentive Value)(2)
Cash vs. Equity Compensation	Cash 48% (Base Salary + Target Annual Incentive)	Equity-Based 52% (Long-Term Incentive Value)(2)

(1)
Other Named Executive Officers include Messrs. Patel, Nanda, Melhem and Lepage. Total direct compensation opportunity does not include perquisites or other executive benefits, including retirement and severance benefits, or the value of the discount attributable to the purchase price for restricted stock units under our Management Stock Purchase Plan.

(2)
Long-Term Incentive value consists of annual grants of performance stock unit awards and deferred stock awards based on their grant date fair value as reported in the 2020 Summary Compensation Table below.

        Other compensation decisions in 2020 reflected our compensation philosophy, as set forth in more detail below. In February 2020, the Compensation Committee approved base salary increases for each of our named executive officers to be effective on April 1, 2020, reflecting a consideration of individual and Company performance as well as competitive position relative to market, among other factors, but, as previously discussed, those base salary increases were not implemented due to the impact of the COVID-19 pandemic.

Other Practices and Policies to Promote Effective Compensation Governance

        Examples of practices and policies that the Committee has implemented to ensure effective governance of compensation plans include:

  •
  Our executives are subject to robust stock ownership guidelines.

  •
  Our executives are subject to a compensation recovery policy, or "claw back" policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

  •
  The Compensation Committee has the authority to hire independent counsel and other advisors.

  •
  The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices.

  •
  Our Insider Trading Compliance Policy prohibits hedging and short sale transactions, and no employee or director may pledge Company securities as collateral.

  •
  None of our executive officers has an employment agreement with us.

  •
  We do not provide excise tax gross-ups under any of our change in control severance arrangements.

  •
  We hold an annual shareholder say-on-pay advisory vote.

Say on Pay and Say on Frequency

        We submitted our executive compensation program to an advisory vote of our stockholders at our 2020 Annual Meeting and it received the support of over 98% of the total votes present and entitled to vote at the meeting. Our Board of Directors viewed the results of the 2020 advisory vote as broad stockholder support for our executive compensation program and did not make any fundamental changes to our executive compensation program or policies as a result of the advisory vote. The Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to evolving factors such as the business environment and competition for talent. In considering changes to our compensation programs and policies, the Compensation Committee may seek additional input from stockholders with respect to our executive compensation policies and decisions.

        At our 2017 Annual Meeting, our stockholders strongly supported a frequency of "every year" for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, our Board decided to hold annual "Say on Pay" votes, and we are presenting a proposal to our shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in this proxy statement. See Proposal 2 of this proxy statement.

Compensation Philosophy

        Our executive compensation philosophy, as adopted by the Compensation Committee of our Board of Directors, is to provide compensation programs that attract, retain and motivate our key executives who are critical to our long-term success. We implement this philosophy through the following principles:

  •
  Positioning total direct compensation and each component of compensation at approximately the median of our peer companies, which are industry and size relevant and which are identified by a rules-based selection process. Some variation in competitive positioning by executive is expected to account for factors such as relevant business experience, individual performance and criticality of role.

  •
  Rewarding achievement relative to short-term goals that we believe will drive long-term stockholder value creation.

  •
  Aligning long-term pay outcomes with stockholder value creation over time. This necessitates tying a significant portion of each executive's compensation to Company and individual performance, placing that compensation at risk.

        The following key elements are used to compensate our executives:

  •
  Base salaries, representing the only fixed element of total direct compensation.

  •
  Annual incentives, currently consisting of a performance-based bonus under the Executive Officer Incentive Bonus Plan, which rewards achievement relative to Company goals, both financial and strategic in nature.

  •
  Long-term incentives, currently consisting of performance stock units and deferred stock awards, which link pay outcomes to long-term stockholder value creation. Executive officers may also purchase restricted stock units under our Management Stock Purchase Plan, providing additional alignment with stockholder value creation.

In addition, we provide our executive officers with other employee benefits and limited perquisites, which are primarily intended to maintain our competitive position for attracting and retaining executive talent. However, in general, the Compensation Committee strives to mitigate the use of these non-performance-based forms of compensation without jeopardizing our ability to offer a compensation program that will attract and retain executives in a competitive market.

Benchmarking

        Benchmarking is one factor, among many, that we rely on in establishing our compensation levels and program design. We use information regarding pay practices at other comparable companies in two respects. First, we use benchmarking information to evaluate whether our compensation practices are competitive in the marketplace in which we compete for executive talent. Second, we use marketplace information as one factor in assessing the reasonableness of our executive compensation.

        During 2020, the Compensation Committee used an executive compensation peer group consisting of the following companies:

Altra Industrial Motion Corporation	Evoqua Water Technologies Corp.	Itron, Inc.
A.O. Smith Corporation	EnPro Industries, Inc.	ITT Corporation
Barnes Group Inc.	Franklin Electric Co., Inc.	Mueller Industries, Inc.
CIRCOR International, Inc.	Graco Inc.	Mueller Water Products, Inc.
Crane Co.	IDEX Corporation	Woodward, Inc.

        In May 2020, the Compensation Committee engaged Pearl Meyer to conduct a comprehensive review of our executive compensation peer group. Pearl Meyer used a rules-based process to evaluate the Company's existing executive compensation peer group and to identify proposed changes to the peer group based on the similarity to Watts of the amount of their annual revenues, profitability, market capitalization and number of employees as well as the similarity of their industry, business models, scope of international operations, industrial classification codes, customers and analyst coverage, while attempting to minimize year-over-year changes in order to foster consistency in the benchmarking approach. Based on its review, Pearl Meyer recommended removing Enerpac Tool Group Corp. (formerly Actuant Corporation) due to the recent significant decrease in its revenue and profitability and replace it with Evoqua Water Technologies Corp. due to comparable industry, size and complexity of its business. The Compensation Committee accepted Pearl Meyer's recommendation and approved replacing Enerpac Tool Group Corp. with Evoqua Water Technologies Corp. and otherwise retaining the existing peer group. The resulting executive compensation peer group had median 2019 annual revenue of approximately $1.83 billion, compared with our own revenue of approximately $1.60 billion for the same period. The peer group also had median market capitalization as of December 31, 2019 of $3.14 billion, as compared to our market capitalization of approximately $3.38 billion.

Elements of Compensation

        The following describes each of the elements of our compensation program for 2020.

Base Salary

        We provide each of our executive officers with a fixed salary that provides a secure base of compensation in an amount that recognizes each officer's role and responsibilities as well as experience, performance and contributions. The Compensation Committee considers base salary increases for our executive officers annually. The amount of any increase is based primarily on the executive officer's performance, level of responsibilities, leadership, experience, employee retention and internal pay equity considerations and the external competitiveness of the officer's base salary and overall total compensation. The Compensation Committee typically meets with the Chief Executive Officer annually to review proposed adjustments in the base salary amounts for our executive officers other than our Chief Executive Officer and in such review discusses each officer's performance evaluation. The Compensation Committee also typically reviews the proposed adjustment in base salary and the performance of our Chief Executive Officer with the other independent members of the Board of Directors and conducts a separate discussion with our Chief Executive Officer regarding his performance. As part of its review, the Compensation Committee receives and discusses tally sheets setting forth the total compensation of our executive officers, including base salary, bonus potential, equity awards, retirement benefits, perquisites and other compensation, and information regarding the competitiveness of our compensation programs relative to companies in our benchmarking peer group and other industry survey data. Based on this review and its consideration of each named executive officer's performance, in February 2020 the Compensation Committee approved the following base salary increases for our named executive officers effective as of April 1, 2020:

Named Executive Officer	2019 Base Salary	Merit Increase as a Percentage of Prior Base Salary	Approved 2020 Base Salary

Shashank Patel	$416,000	8.2%	$450,000
Munish Nanda	$512,000	3.5%	$530,000
Elie A. Melhem	$425,500	2.8%	$437,000
Kenneth R. Lepage	$413,000	3.3%	$427,000

        In February 2020, the Compensation Committee conducted a separate review of our Chief Executive Officer's performance and base salary in conjunction with the other independent members of the Board. The independent members of the Board reviewed Mr. Pagano's performance against his established goals for 2019 and input from Pearl Meyer with respect to the competitiveness of Mr. Pagano's base salary relative to the Company's executive compensation peer group. Based on this review and the Board's assessment that Mr. Pagano had achieved his 2019 goals, including executing on driving innovation through new products and solutions as well as other global growth initiatives, launching the smart and connected solutions strategy, driving productivity and supply chain savings initiatives, deploying initiatives to address the top focus areas from the last global employee survey, and exceeding the 2019 financial plan, the Compensation Committee approved a 3.6% increase in Mr. Pagano's base salary from $930,600 to $965,000 effective as of April 1, 2020.

        In March 2020, in the wake of the World Health Organization declaring that COVID-19 had become a pandemic, the U.S. declaration that COVID-19 was a national emergency and the implementation of broad travel bans and stay-at-home orders in the U.S., our Chief Executive Officer made the initial decision to suspend merit increases for our executives for three months. Subsequently, in late April, as it became clear that the economic impact of COVID-19 would be deep and long-lasting, the decision was made to cancel merit increases for our executives for all of 2020. Accordingly, the merit increases for our executive officers that were approved by the Compensation Committee in February 2020 were not implemented.

        In addition to the suspension of merit increases, in late April 2020, at the request of our Chief Executive Officer, the Board of Directors approved a 25% reduction in the base salary of our Chief Executive Officer and a 15% reduction in the base salaries of our other named executive officers for a five-month period from May 1, 2020 through September 30, 2020.

Annual Incentives

        Under our Executive Officer Incentive Bonus Plan, annual bonus awards may be earned by our named executive officers based on the Company's achievement of performance goals during each fiscal year. We offer our executives an opportunity to earn a bonus in order to focus our executives on execution against specific financial and strategic goals and reward performance based on achievement of such goals. For each of our executive officers, the Compensation Committee sets a target bonus amount expressed as a percentage of annual base salary rate. The Compensation Committee determines the target bonus amount for each executive officer based on a variety of factors, including competitive conditions for the executive officer's position within our executive compensation peer group and in the broader employment market, length of employment, level of responsibility and experience, input from Pearl Meyer, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. For 2020, the Compensation Committee decided to increase the target bonus amounts as a percentage of annual base salary rate for each of Mr. Patel and Mr. Nanda from 60% to 65%. For Mr. Patel, the Compensation Committee based its decision primarily on market data, which showed that Mr. Patel's target bonus percentage and target total cash compensation were substantially below the median relative to chief financial officers in our executive compensation peer group. Given Mr. Patel's strong progress in his relatively new role as the Company's Chief Financial Officer, the Compensation Committee determined it was appropriate to take steps to move Mr. Patel's incentive compensation closer to the median of the executive compensation peer group. For Mr. Nanda, the Compensation Committee determined that his target bonus percentage was below the median for similar roles at companies in our executive compensation peer group. Given Mr. Nanda's long track record of strong performance in his role, the Compensation Committee determined it was appropriate to move Mr. Nanda's target bonus percentage closer to the median of the executive compensation peer group. Each other named executive officer's 2020 target bonus as a percentage of annual base salary rate remained unchanged from 2019. The 2020 target bonus amounts for our named executive officers were set as follows:

	Target as a Percent of Salary	Target in Dollars

Robert J. Pagano, Jr.	100%	$930,600
Shashank Patel	65%	$270,400
Munish Nanda	65%	$332,800
Elie A. Melhem	55%	$233,750
Kenneth R. Lepage	60%	$247,800

        The actual bonus payout for each named executive officer depends on the level of performance achieved with respect to various performance objectives. The relationship between the level of performance achieved and overall bonus payout for each performance objective is as follows, with bonus payout levels interpolated for performance between Threshold and Target and between Target and Maximum:

Performance Level	Bonus Payout as a % of Target

Maximum	200%
Target	100%
Threshold	50%
Below Threshold	0%

        For 2020, corporate performance objectives under our Executive Officer Incentive Bonus Plan were established in the first quarter by our Compensation Committee after consultation with our Chief Executive Officer. The 2020 objectives for our named executive officers under the Executive Officer Incentive Bonus Plan consisted of a sales objective, a net income or operating earnings objective, a free cash flow objective and individual performance objectives. Free cash flow represents the amount of cash generated by operations during the year less net capital expenditures. For the individual performance objectives, each executive officer established several personal or team goals related to Company initiatives or segment initiatives that were aligned with the strategy of the business and the goals of our Chief Executive Officer, and such performance objectives were approved by the Chief Executive Officer and the Compensation Committee. For 2020, the primary focus areas that were established at the start of the performance period included environmental, social and governance (ESG) criteria, new product development and innovation initiatives including smart and connected products, driving productivity savings, employee safety performance, increasing in-person and online training participants, and other key strategic initiatives. Our bonus objectives are intended to align the interests of our management team with the interests of our stockholders. We believe that the capital markets evaluate companies in our industry based primarily on their ability to grow their businesses profitably while maintaining adequate returns on their invested capital. Our bonus objectives provide an incentive to management to maintain a balanced approach to growth, with appropriate emphasis on revenues, profitability, cash flow and execution of strategic initiatives. If we are successful in meeting or exceeding our goals under these objectives, we believe that this will lead to the creation of additional value for our stockholders.

        Under our Executive Officer Incentive Bonus Plan, the Compensation Committee may, in its sole discretion, make certain adjustments to the performance objectives. Such adjustments may include but are not limited to: (i) a change in accounting principle, (ii) financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) other non-operating items, (v) acquisitions or dispositions, (vi) the business operations of an entity acquired by the Company during the performance period, (vii) discontinued operations, (viii) stock dividend, split, combination or exchange of stock, (ix) unusual or extraordinary events, transactions or developments, (x) amortization of intangible assets, (xi) other significant income or expense outside the Company's core on-going business activities, (xii) other nonrecurring items, (xiii) goodwill or intangible writeoffs, or (xiv) changes in applicable law.

        The Compensation Committee, in consultation with our Chief Executive Officer, determined the relative weight to be assigned to each objective for 2020. The financial objectives for Messrs. Pagano, Patel, Lepage and Nanda were based entirely on the performance of our Company as a whole. Since the responsibilities of Mr. Melhem were substantially tied to our APMEA business segment, most of his bonus achievement was based on his segment performance. The following table shows the weighting assigned to each named executive officer for each performance objective:

Named Executive Officer	Consolidated Trade Sales	Consolidated Net Income	Consolidated Free Cash Flow*	APMEA Segment Trade Sales	APMEA Segment Operating Earnings	APMEA Segment Free Cash Flow	Individual Component

Robert J. Pagano, Jr.	25.0%	40.0%	25.0%	—	—	—	10.0%
Shashank Patel	25.0%	40.0%	25.0%	—	—	—	10.0%
Munish Nanda	25.0%	40.0%	25.0%	—	—	—	10.0%
Elie A. Melhem	6.0%	12.0%	9.0%	19.0%	28.0%	16.0%	10.0%
Kenneth R. Lepage	25.0%	40.0%	25.0%	—	—	—	10.0%

*
A reconciliation of net cash provided by operating activities to free cash flow is included in Item 7 of our Annual Report on Form 10-K filed with the SEC on February 18, 2021. APMEA segment free cash flow means cash flow attributable to APMEA reporting segment.

The weighting of the 2020 performance objectives for our named executive officers was unchanged from 2019, as the Compensation Committee continued to place greater emphasis on the net income and operating earnings measures because it wanted management to emphasize growing the business profitably while maintaining its focus on encouraging productivity, cost containment and cash generation.

        Soon after the Compensation Committee approved the 2020 bonus targets and objectives for our named executive officers, the COVID-19 pandemic began to significantly impact economic activity in the Americas and Europe, where we had more than 95% of our total global sales in 2020. At the beginning of 2020, we did not yet appreciate the full scope and depth of the impact the COVID-19 pandemic would have on the global economy and management had not taken into account the impact from COVID-19 in our 2020 annual operating plan. Accordingly, the 2020 bonus targets and objectives the Compensation Committee approved for our named executive officers in early February 2020 also did not take into account the impact from COVID-19. As the year progressed, it became apparent that the economic impact from the COVID-19 pandemic would make the 2020 sales and net income targets set under the Executive Officer Incentive Bonus Plan almost entirely unachievable. In May and July 2020 the Compensation Committee met with management and Pearl Meyer to review and discuss options for dealing with the impact of COVID-19 on 2020 incentive compensation. In reviewing the available options, the Compensation Committee stressed the need to balance appropriately rewarding management for their intensive efforts in managing through the COVID-19 crisis and keeping the Company operating safely and efficiently with properly recognizing that the Company had suffered a financial setback as a result of the pandemic. At that time, the Compensation Committee agreed in principle that a fair but conservative method for addressing the impact of COVID-19 would be to adjust the Company's 2020 sales and net income or operating earnings results by 50% of the estimated impact that COVID-19 had on 2020 results, including recognition of the aggressive cost reduction efforts undertaken by management. By adjusting results by only half of the estimated impact of COVID-19, the Compensation Committee believed it was striking a fair balance while incentivizing and rewarding participant efforts throughout 2020. For the remainder of the year, management tracked and kept the Board of Directors informed of the estimated impact that COVID-19 was having on the Company's financial results.

        Our results for 2020 as determined under our Executive Officer Incentive Bonus Plan with respect to each financial performance measure for our Company as a whole and our APMEA segment, and the adjustments made by the Compensation Committee to provide relief for 50% of the estimated impact of the COVID-19 pandemic on sales and net income or operating earnings, are set forth in the following table:

	Financial Performance Targets (in millions)				2020 Results Adjusted for 50% of Estimated Impact of COVID-19
				2020 Actual Results (in millions)		% of Bonus Objective Achieved
Financial Performance Measures	Threshold (50%)	Target (100%)	Maximum (200%)

Consolidated Sales	$1,479.7	$1,644.1	$1,808.5	$1,501.1	$1,570.4	77.6%
Consolidated Net Income	$135.1	$150.1	$165.1	$133.9	$155.7	137.3%
Consolidated Free Cash Flow	$128.8	$151.6	$181.9	$196.4	—	200.0%
APMEA Segment Trade Sales	$64.0	$71.1	$78.2	$50.8	$58.9	0.0%
APMEA Segment Operating Earnings	$7.0	$7.7	$8.5	$7.5	$10.7	200.0%
APMEA Segment Free Cash Flow	$5.9	$6.9	$8.3	$13.0	—	200.0%

        Based on these results, the weighted achievement of the financial performance metrics for 2020 by each of our named executive officers is set forth in the following table.

Named Executive Officer	Financial Performance Measure	Weighting	2020 Achievement	Weighted 2020 Achievement

Robert J. Pagano, Jr.	Consolidated Sales	25.0%	77.6%	19.4%
Shashank Patel	Consolidated Net Income	40.0%	137.7%	55.1%
Kenneth R. Lepage	Consolidated Free Cash Flow	25.0%	200.0%	50.0%
Munish Nanda

		90%		124.5%
Elie A. Melhem	Consolidated Sales	6.0%	77.6%	4.7%
	Consolidated Net Income	12.0%	137.7%	16.5%
	Consolidated Free Cash Flow	9.0%	200.0%	18.0%
	APMEA Trade Sales	19.0%	0.0%	0.0%
	APMEA Operating Earnings	28.0%	200.0%	56.0%
	APMEA Free Cash Flow	16.0%	200.0%	32.0%

		90.0%		127.2%

        The Compensation Committee reviewed with our Chief Executive Officer the performance of each of the other named executive officers with respect to their individual performance objectives. Based on this review and the recommendations of our Chief Executive Officer, the Compensation Committee determined that each of Messrs. Nanda, Patel, Melhem and Lepage had achieved higher than the target level of performance with respect to his individual performance objectives. In recognition of their strong performance, the Compensation Committee approved a 14% weighted achievement for the individual performance component of the incentive bonus award for each of Mr. Nanda, Mr. Patel and Mr. Lepage and an 11% weighted achievement for Mr. Melhem. The Compensation Committee separately reviewed the performance of Mr. Pagano with respect to his individual performance objectives and determined that Mr. Pagano had exceeded his objectives and that he had done an excellent job guiding the Company through the COVID-19 crisis, awarding him a 15% weighted achievement for the individual performance component of the incentive bonus award.

        The 2020 Executive Officer Incentive Bonus Plan awards for our named executive officers that were paid in March 2021 were as follows:

Named Executive Officer	2020 Target Bonus Awards as a Percentage of Base Salary	2020 Target Bonus Awards	Financial Performance Measures Achievement (A)	Individual Performance Measures Achievement (B)	2020 Bonus Awards as a Percentage of Target (A+B)	2020 Actual Bonus Awards

Robert J. Pagano, Jr.	100%	$930,600	124.5%	15.0%	139.5%	$1,298,187
Shashank Patel	65%	$270,400	124.5%	14.0%	138.5%	$374,450
Munish Nanda	65%	$332,800	124.5%	14.0%	138.5%	$460,861
Elie A. Melhem	55%	$233,750	127.2%	11.0%	138.2%	$322,996
Kenneth R. Lepage	60%	$247,800	124.5%	14.0%	138.5%	$343,153

        In approving the 2020 bonus awards, the Compensation Committee also considered our relative performance against our executive compensation peer group, concluding that the Company performed at or above the 50th percentile on revenue and profit related growth measures for the periods publicly reported, and further was positioned above the 75th percentile on both 1- and 3-year total shareholder returns. The Compensation Committee believed these relative performance results supported a payout above the target incentive award level consistent with actual achievement of the performance goals.

Long-Term Incentives

        We provided long-term incentive compensation for our named executive officers during 2020 by granting performance stock units and deferred stock awards covering shares of class A common stock under our 2004 Stock Incentive Plan. In addition, our named executive officers are eligible to participate in our Management Stock Purchase Plan, which provides for the purchase of restricted stock units at a discount, as described below. The Compensation Committee believes in granting equity-based incentive compensation as an important component of our executive compensation program to encourage sustainable growth and long-term value creation, align the interests of our executives with those of our stockholders by exposing executives to stock price changes during the vesting or deferral periods, and to attract and retain executive talent.

  Management Stock Purchase Plan

        Our Management Stock Purchase Plan is intended to provide an incentive for our executives to purchase and hold more of our class A common stock, thereby more closely aligning their interests with the interests of our stockholders. The Compensation Committee approves the participants in the

Management Stock Purchase Plan based on recommendations made by executive management. Participants were entitled to purchase restricted stock units under the Management Stock Purchase Plan at a discount of 20% from the closing sale price of our class A common stock on February 16, 2021 using up to 50% of their pre-tax 2020 performance bonus. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. In addition, participants in the Management Stock Purchase Plan may elect to defer settlement of vested restricted stock units to a specified future date. For 2020, Messrs. Pagano, Patel, Melhem and Lepage each elected to contribute 50% of his annual performance bonus to the purchase of restricted stock units under the Management Stock Purchase Plan. Mr. Nanda did not participate in the Management Stock Purchase Plan in 2020.

  Long-Term Equity Incentive Awards

        In 2020, we granted performance stock units and deferred stock awards to our executive officers, with each type of award accounting for 50% of the targeted value of long-term equity incentive awards for executive officers. The Compensation Committee believes that the use of performance stock unit awards and deferred stock awards in combination provides strong shareholder alignment, retention value, and the opportunity to leverage the value of awards up and down consistent with the Company's stock price performance as well as Company performance over the long term.

        The targeted value of the long-term equity incentive award grants made to our named executive officers was determined taking into account base pay and annual incentive values, a competitive analysis of executive compensation prepared by Pearl Meyer, and the Committee's assessment of the appropriate mix of fixed versus variable and short-term versus long-term incentives. The Compensation Committee also considered each named executive officer's role, potential long-term contribution, performance, experience and skills. Based on its analysis, the Compensation Committee determined that the performance stock units and deferred stock awarded to the Company's Chief Executive Officer should have a targeted total value of approximately three and one half times his annual base salary and the annual equity grant to each of our other named executive officers should have a targeted total grant date fair value of approximately one-and-a-half times his annual base salary. The following table shows the values used to determine the number of shares underlying the annual deferred stock awards and the target performance stock unit awards granted to our named executive officers in March 2020. In determining the number of shares underlying the awards granted to each named executive officer, we used the average of the three-month trailing average stock price and the closing price as of the last trading day prior to the date of the Compensation Committee meeting. For this reason, the targeted values indicated below differ from the grant date fair values of the grants reflected in the Summary Compensation Table.

Named Executive Officer	Performance Stock Unit Awards (Target Award)	Deferred Stock Awards	Total

Robert J. Pagano, Jr.	$1,688,750	$1,688,750	$3,377,500
Shashank Patel	$337,500	$337,500	$675,000
Munish Nanda	$530,000	$530,000	$1,060,000
Elie Melhem	$327,750	$327,750	$655,500
Kenneth R. Lepage	$320,250	$320,250	$640,500

        Performance Stock Unit Awards.    The performance stock units granted in 2020 will be settled in shares of the Company's class A common stock at the end of a performance vesting period ending on December 31, 2022, with the number of shares to be delivered to be determined based on a payout matrix that determines what percentage of the target number of units will be delivered at each level of achievement relative to specified performance goals. The performance goals include a combination of the Company's compound annual growth rate in revenue ("Revenue CAGR") and return on invested capital ("ROIC"). Revenue CAGR measures the rate of our growth over time, while ROIC measures how efficiently and effectively we use capital to generate profits. For purposes of our performance stock unit awards, ROIC means the Company's return on invested capital calculated as a percentage by dividing net operating profit after tax by average invested capital over the relevant period. For the purposes of calculating ROIC, "net operating profit" will be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, legal settlements, employee separation costs, product liability charges, the one-time impact of significant tax law changes, and retroactive tax law changes to the extent such items were not contemplated and included in the target upon which the ROIC goals were based. The Revenue CAGR and ROIC goals are also subject to adjustment to reflect the impact of any acquisitions or dispositions that occur during the performance period. The Compensation Committee selected these two measures primarily because they are generally accepted as two fundamental drivers of sustained shareholder value, they provide shorter line-of-sight measurements than many alternative measures and both measures are contained in the Company's strategic plan. The number of shares delivered can range from zero to 200% of the target number of performance stock units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. At the threshold level of performance, 60% of the target number of units would be earned. The level of performance required to attain the threshold performance metrics was set at a level of performance where the Compensation Committee believes that a reduced payout is appropriate and below which no payout is appropriate. The level of performance required to attain the target payout is designed to be reasonably challenging. The level of performance required to attain a maximum payout was set at a level of performance that the Compensation Committee deems exceptional. However, because the specific performance levels are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors and other third parties with significant insights regarding our confidential business strategies that could cause us substantial harm. Performance stock units do not grant dividend or voting rights to the holder during the performance period, but dividend equivalents are accrued and paid on shares delivered after the vesting date.

        Settlement of the 2018 Performance Stock Unit Awards.    The performance period for the 2018 performance stock unit awards concluded on December 31, 2020. The performance stock units granted in 2018 were settled in shares on February 8, 2021. The 2018 awards had their performance tied to a combination of Revenue CAGR and ROIC measures, as adjusted as provided in the grant agreements to account for acquisitions completed during the performance period. The performance targets for the 2018 performance stock units were as follows, with the payout percentage interpolated for performance between Threshold and Target and between Target and Maximum:

	ROIC

3 Year	Below Threshold < 11.7%	Threshold 11.7%	Target 14.6%	Maximum 17.5%

Revenue CAGR	Payout Percentage

Below Threshold <1.2%	0%	60%	75%	100%
Threshold 1.2%	60%	60%	75%	125%
Target 2.7%	80%	80%	100%	150%
Maximum 4.2%	100%	100%	150%	200%

        Through the first two years of the performance period of the 2018 performance stock unit awards, they were tracking to pay out over 140%. But the impact of the COVID-19 pandemic in 2020 eliminated any chance of achieving the Revenue CAGR threshold and would have exceeded the threshold for ROIC only as a result of the aggressive cost containment actions taken by management during 2020. The financial results for the 2018 awards were a Revenue CAGR of 1.1%, which was below the threshold Revenue CAGR of 1.2%, and ROIC of 14.2%, which was above the threshold ROIC of 11.7% but below the target ROIC of 14.6%. Without any adjustments, the 2018 performance stock unit awards would have achieved a payout of 73% of the target award value. As with the 2020 Executive Officer Incentive Bonus Plan awards, the Compensation Committee determined that a fair but conservative method for addressing the impact of COVID-19 would be to adjust the Company's Revenue CAGR and ROIC results for the 2018 performance stock unit awards by 50% of the estimated impact of COVID-19. After adjusting for 50% of the estimated impact of COVID-19, the 2018 performance stock unit awards paid out at 120% of the target award value. Mr. Pagano earned 23,882 shares, Mr. Nanda earned 6,567 shares, Mr. Melhem earned 5,473 shares, and Mr. Lepage earned 5,214 shares.

        Deferred Stock Awards.    Half of the target value of our annual equity awards to our named executive officers is granted in the form of deferred stock awards. Deferred stock awards represent a contractual right to receive shares of the Company's stock upon vesting of the award, provided that the recipient remains employed by the Company through the vesting date, except as provided under the retirement vesting policy described below. Upon the scheduled vesting date, the recipient will be issued shares of the Company's class A common stock without restriction or risk of forfeiture. Recipients do not have voting or dividend rights with respect to deferred stock awards during the vesting period, but the deferred stock awards accrue dividend equivalents during the vesting period, which are then paid out to the recipient upon vesting. The 2020 deferred stock awards vest one-third each year over three years.

Benefits and Perquisites

        We provide our executive officers with certain employee benefits and perquisites as a means of providing additional compensation that is designed to be competitive with other compensation provided by companies in our peer group.

        Retirement benefits are provided through a qualified defined contribution 401(k) plan for all of our full-time eligible employees who are United States residents, under which we provide a base contribution of 2% of an employee's salary, regardless of whether the employee participates in the plan, and matching contributions up to 4%.

        We also provide our named executive officers with a limited number of perquisites as part of their compensation arrangements, which we consider to be reasonable and consistent with competitive practice. These perquisites include a cash automobile allowance, supplemental disability insurance, a financial planning allowance and a comprehensive executive physical examination. The amount of the automobile allowance is determined by our Chief Executive Officer and reviewed by the Compensation Committee, and the Compensation Committee determines the maximum amount of our Chief Executive Officer's automobile allowance. We reimburse our executives for certain financial planning expenses so they may focus more on their business responsibilities. We also typically reimburse recently hired executives for certain relocation-related expenses.

        In addition, in connection with his assignment outside of the United States, we provided Mr. Melhem with customary expatriate benefits to address the unique circumstances arising from living and working abroad, as described in more detail in the Summary Compensation Table below.

Compensation Recovery Policy

        We have a Compensation Recovery Policy, commonly referred to as a "claw back" policy, for our executive officers and Chief Accounting Officer. Under this policy, in the event of a financial restatement due to fraudulent activity or intentional misconduct as determined solely by the Compensation Committee, our executive officers and Chief Accounting Officer may be required to reimburse the Company for the difference between any incentive compensation (such as payments under the Executive Officer Incentive Bonus Plan), equity awards or other compensation that was based on having met or exceeded Company performance targets that would not have been met based upon accurate financial data and the compensation that would have been granted, received, vested or accrued had such compensation been calculated based on the accurate data or restated results.

Employment Agreements

        None of our executive officers has an employment agreement with us.

Post-Termination Compensation and Change in Control Arrangements

Severance Benefits

        We maintain an Executive Severance Plan, which provides severance benefits for our senior executives, including all our named executive officers. The Compensation Committee believes that the Executive Severance Plan is an important recruitment incentive for executives, provides a valuable retention incentive and is competitive with the practices of most of the companies in our executive compensation peer group. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive a lump-sum payment equal to (i) an amount equal to twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.

Change in Control Benefits

        We believe that the consideration of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to focus on seeking the best return for our stockholders and to remain employed with the Company during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide certain key executives (including our named executive officers) with severance benefits in connection with a change of control of the Company under the Executive Severance Plan. Further, we believe that providing these executive officers with severance benefits upon certain terminations following a change in control is consistent with the practices of the companies in our executive compensation peer group and provides an important recruitment incentive for future executives. Under our Executive Severance Plan, if a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive an amount in cash equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer's annual base salary and target annual bonus immediately prior to the change in control. In addition, the terminated executive would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company's last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. Should the amount of payments an executive were to receive under the Executive Severance Plan and any other plan in connection with a change in control cause the executive to be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the executive's benefits would be reduced by an amount necessary to avoid application of the tax, but only if such reduction would result in a better after-tax result to the executive. In connection with the receipt of any severance benefits under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate. In addition, our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested performance stock units, shares of restricted stock, deferred stock awards, stock options and restricted stock units will become fully vested.

Retirement Vesting

        Beginning in 2019, the Company included "retirement vesting" provisions in the agreements for its deferred stock awards and performance stock unit awards. These provisions provide that an employee who retires from the Company after attaining age 55 and 10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, would be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and would be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. We believe that these retirement vesting provisions create a strong retention incentive for our key employees, are consistent with the practices of the companies in our executive compensation peer group and provide an important recruitment incentive for future executives.

Stock Ownership Guidelines

        The Compensation Committee monitors compliance with the stock ownership guidelines approved by the Compensation Committee for all our executive officers. For 2020, our Chief Executive Officer was required to hold shares of our stock with a value of at least five times the amount of his base salary, our Chief Financial Officer was required to hold shares of our stock with a value of at least three times the amount of his base salary, and our other executive officers were required to hold shares of our stock with a value of at least twice their base salary. In determining the number of shares owned by an executive, the Compensation Committee considers shares held directly, the shares underlying restricted stock units purchased by the executive under our Management Stock Purchase Plan, deferred stock awards and shares of restricted stock, but not stock options or performance stock unit awards. Our officers are expected to comply with these requirements within five years of their appointment as an executive officer. The Compensation Committee evaluates compliance with these guidelines in connection with making its compensation decisions and recommendations at its regularly scheduled third quarter meeting. Compliance is typically measured based on stock ownership as of the last day of the second quarter. At the end of the second quarter of 2020, all our executive officers who had been executive officers of Watts for five or more years were in compliance with our stock ownership guidelines. For information on the Company's policy prohibiting hedging, please see "Restrictions on Hedging, Pledging and Other Transactions" above.

Impact of Regulatory Requirements

        The financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation paid to our executive officers. The Compensation Committee considers the tax and accounting consequences of utilizing various forms of compensation. However, the Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy regarding financial reporting and income tax consequences of our executive compensation programs.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

The Compensation Committee:
Christopher L. Conway, Chairperson Michael J. Dubose Louise K. Goeser Jes Munk Hansen

EXECUTIVE COMPENSATION

Compensation Summary

        The following table contains information with respect to the compensation of our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total($)

Robert J. Pagano, Jr.	2020	833,662	—	3,122,231	1,298,187	74,383		5,328,463
Chief Executive Officer and	2019	922,950	—	3,508,775	1,350,301	73,764		5,855,790
President	2018	885,000	—	3,490,108	1,404,900	74,524		5,854,532
Shashank Patel	2020	389,999	—	645,801	374,450	50,955		1,461,205
Chief Financial Officer	2019	412,000	—	685,331	359,674	54,333		1,511,338
	2018	200,000	85,000	1,321,426	184,920	88,701		1,880,047
Munish Nanda	2020	480,127	—	902,138	460,861	37,499		1,880,625
President, Americas & Europe	2019	507,623	—	785,836	445,747	40,695		1,779,901
	2018	490,850	—	1,392,587	463,617	36,733		2,383,787
Elie A. Melhem	2020	398,527	—	619,511	322,996	255,130	(5)	1,596,164
President, Asia-Pacific,	2019	421,785	—	687,576	271,618	234,268		1,615,247
the Middle East & Africa	2018	409,475	—	791,743	275,426	25,763		1,502,407
Kenneth R. Lepage	2020	387,190	—	610,525	343,153	51,826		1,392,694
General Counsel, Chief Human	2019	408,030	—	680,111	354,602	51,206		1,493,949
Resources Officer & Secretary	2018	389,750	—	771,804	363,368	50,199		1,575,121

(1)
The amounts shown in this column reflect the grant date fair value of performance stock units and restricted stock awards or deferred stock awards under our 2004 Stock Incentive Plan and the grant date fair value of the discount on the restricted stock units purchased under our Management Stock Purchase Plan determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 13 to our audited consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021, except that the fair value of the discount attributable to each restricted stock unit purchased under the Management Stock Purchase Plan on March 15, 2021 was estimated on the date of grant using the Black-Scholes-Merton Model based on the following weighted average assumptions:

Expected life:	3 years
Expected stock price volatility:	32.69%
Expected dividend yield:	0.75%
Risk-free interest rate:	0.33%

  The risk-free interest rate is based on the U.S. treasury yield curve at the time of grant for the expected life of the restricted stock unit. The expected life, which is defined as the estimated period of time outstanding, of the restricted stock unit and the volatility were calculated using historical data. The expected dividend yield is our best estimate of the expected future dividend yield. Based on these assumptions, the weighted average grant date fair value of the discount on a restricted stock unit purchased on March 15, 2021 was $37.12. The grant date fair values of the performance stock units and deferred stock awards granted to each of our named executive officers during 2020 and the grant date fair value of the discount on the restricted stock units purchased by each of our named executive officers on March 15, 2021 were as follows:

	Grant Date Fair Value of Performance Stock Units ($)	Grant Date Fair Value of Deferred Stock Awards ($)	Grant Date Fair Value of Discount on Restricted Stock Units ($)	Total ($)

Robert J. Pagano, Jr.	1,437,283	1,437,283	247,665	3,122,231
Shashank Patel	287,191	287,191	71,419	645,801
Munish Nanda	451,069	451,069	—	902,138
Elie A. Melhem	278,946	278,946	61,619	619,511
Kenneth R. Lepage	272,541	272,541	65,443	610,525

(2)
The grant date fair value of the performance stock units included in this column is the fair value of the target number of performance stock units granted to each named executive officer, which we consider to be the probable outcome of the performance conditions as of the grant date. The following table shows for each named executive officer the grant date fair value of the target number of performance stock units granted to each such officer during 2020 that is included in the Summary Compensation Table and the grant date fair value of each such performance stock unit award assuming maximum achievement of the performance conditions.

	Target Number of Performance Stock Units	Grant Date Fair Value of Target Number of Performance Stock Units ($)	Maximum Number of Performance Stock Units	Grant Date Fair Value of Maximum Number of Performance Stock Units ($)

Robert J. Pagano, Jr.	19,523	1,437,283	39,046	2,874,566
Shashank Patel	3,901	287,191	7,802	574,382
Munish Nanda	6,127	451,069	12,254	902,138
Elie A. Melhem	3,789	278,946	7,578	557,892
Kenneth R. Lepage	3,702	272,541	7,404	545,082

(3)
The amounts shown in this column reflect amounts earned under our Executive Officer Incentive Bonus Plan for 2020 by each named executive officer. Each of our named executive officers may elect to use a portion of his annual performance bonus under the Executive Officer Incentive Bonus Plan to purchase restricted stock units under our Management Stock Purchase Plan. The number of restricted stock units purchased by each named executive officer are as follows:

	Year	Percentage of Annual Bonus Used to Purchase Restricted Stock Units	Total Amount of Bonus	Amount of Bonus Used to Purchase Restricted Stock Units	Number of Restricted Stock Units Purchased

Robert J. Pagano, Jr.	2020	50%	$1,298,187	$649,052	6,672
	2019	50%	$1,350,301	$675,131	7,876
	2018	50%	$1,404,900	$702,427	11,015
Shashank Patel	2020	50%	$374,450	$187,167	1,924
	2019	50%	$359,674	$179,755	2,097
	2018	—	$269,920	—	—
Munish Nanda	2020	—	$460,861	—	—
	2019	—	$445,747	—	—
	2018	—	$463,617	—	—
Elie A. Melhem	2020	50%	$322,996	$161,485	1,660
	2019	50%	$271,618	$135,780	1,584
	2018	50%	$275,426	$137,679	2,159
Kenneth R. Lepage	2020	50%	$343,153	$171,505	1,763
	2019	50%	$354,602	$177,269	2,068
	2018	50%	$363,368	$181,681	2,849

The purchase price for restricted stock units under our Management Stock Purchase Plan is equal to 80% of the closing price of our class A common stock on the third business day following the release of our year-end earnings to the public. The grant date fair value of the 20% discount on the restricted stock units purchased by each named executive officer has been included under the Stock Awards column as additional compensation to the named executive officer for each such year. The restricted stock units vest in three equal annual installments beginning one year after the date of grant. At the end of the deferral period specified by the named executive officer under the Management Stock Purchase Plan, we will issue one share of class A common stock for each vested restricted stock unit. Cash dividends equivalent to those paid on our class A common stock will be credited to the named executive officer's account for non-vested restricted stock units and will be paid in cash to the named executive officer when such restricted stock units become vested. Dividends will also be paid in cash to individuals for vested restricted stock units held during any deferral period. The number of restricted stock units purchased was determined by dividing the dollar amount of the bonus used to purchase the restricted stock units by $97.28 for 2020, $85.72 for 2019, and $63.77 for 2018, which were the discounted closing prices of our class A common stock on the third business day following the release of our year-end earnings to the public.

(4)
The amounts shown in the "All Other Compensation" column for 2020 include the following:

	Robert J. Pagano, Jr. ($)	Shashank Patel ($)	Munish Nanda ($)	Elie A. Melhem ($)	Kenneth R. Lepage ($)

Car allowance	24,000	14,000	14,000	—	14,000
Financial planning allowance (a)	13,180	12,456	900	—	13,180
Company contribution to 401(k) plan	17,100	15,670	17,100	12,164	17,100
Supplemental disability insurance premium	15,708	4,434	5,499	5,105	3,151
Executive physical	4,395	4,395	—	—	4,395
Payments related to expatriate assignment (b)	—	—	—	237,861	—
Total All Other Compensation	74,383	50,955	37,499	255,130	51,826

  (a)
  All executive officers are eligible for an annual financial planning allowance up to $13,180.

  (b)
  Mr. Melhem was a U.S. expatriate in 2020 with his international assignment based in China and we provided him with customary expatriate benefits to address the unique circumstances arising from living and working abroad. These benefits included $115,950 for housing expenses, $34,438 for school tuition for his child, $20,820 in Medicare tax gross-up payments, and $66,653 for use of a car and driver. Amounts paid to Mr. Melhem in Chinese yuan are converted into U.S. dollars using an average interbank conversion rate of 0.1546 U.S. dollars for one Chinese yuan as of February 1, 2021.

(5)
The Company has entered into a tax equalization arrangement with Mr. Melhem, the purpose of which is to ensure that Mr. Melhem pays no more or less income taxes as a result of his international assignment than he would if he lived and worked in the United States. Pursuant to this arrangement, if Mr. Melhem's tax burden is higher as a result of his living and working in China than it would have been in the United States then the Company pays the excess, whereas if Mr. Melhem's tax burden is lower, then Mr. Melhem pays the difference to the Company. This tax equalization arrangement resulted in Mr. Melhem owing the Company $547,138 during 2020 for the 2019 tax year, which repayment is not reflected in the Summary Compensation Table.

Grants of Plan-Based Awards

        The following table shows information concerning grants of plan-based awards made to the named executive officers during 2020.

2020 GRANTS OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert J. Pagano, Jr.	EIBP	—	465,300	930,600	1,861,200	—	—	—	—	—
	DSA	3/16/20	—	—	—	—	—	—	19,523	1,437,283
	PSU	3/16/20	—	—	—	11,713	19,523	39,046	—	1,437,283
Shashank Patel	EIBP	—	135,200	270,400	540,800	—	—	—	—	—
	DSA	3/16/20	—	—	—	—	—	—	3,901	287,191
	PSU	3/16/20	—	—	—	2,340	3,901	7,802	—	287,191
Munish Nanda	EIBP	—	166,400	332,800	665,600	—	—	—	—	—
	DSA	3/16/20	—	—	—	—	—	—	6,127	451,069
	PSU	3/16/20	—	—	—	3,676	6,127	12,254	—	451,069
Elie A. Melhem	EIBP	—	116,875	233,750	467,500	—	—	—	—	—
	DSA	3/16/20	—	—	—	—	—	—	3,789	278,946
	PSU	3/16/20	—	—	—	2,273	3,789	7,578	—	278,946
Kenneth R. Lepage	EIBP	—	123,900	247,800	495,600	—	—	—	—	—
	DSA	3/16/20	—	—	—	—	—	—	3,702	272,541
	PSU	3/16/20	—	—	—	2,221	3,702	7,404	—	272,541

(1)
Type of award:

EIBP:    Annual cash bonus award under our Executive Officer Incentive Bonus Plan

DSA:    Deferred Stock Award under our 2004 Stock Incentive Plan

PSU:    Performance Stock Unit award under our 2004 Stock Incentive Plan

(2)
The amounts in these columns indicate the threshold, target and maximum performance bonus amounts payable under our Executive Officer Incentive Bonus Plan prior to deducting any amounts the named executive officer elected to use to purchase restricted stock units under the Management Stock Purchase Plan. Each of our current named executive officers except for Mr. Nanda elected to use a portion of his 2020 performance bonus to purchase restricted stock units under our Management Stock Purchase Plan. See footnote (3) to the "Summary Compensation Table" for a description of the actual amount of performance bonus earned by each of the named executive officers for 2020, the amount of each named executive officer's bonus that was used to purchase restricted stock units under the Management Stock Purchase Plan and the number of restricted stock units purchased. The potential performance bonus amounts payable under the Executive Officer Incentive Bonus Plan are based on the achievement of specific financial performance metrics and the achievement of individual strategic goals. The named executive officers would receive a bonus payout equal to 50% of their target bonus at the threshold level of performance and 200% of their target bonus at the maximum level of performance. If none of the threshold performance metrics are met, no performance bonus would be payable to the named executive officers.

(3)
The amounts in these columns indicate the threshold, target and maximum number of shares that the named executive officer could receive if an award payout is achieved under the Company's performance stock unit awards. These potential share amounts are based on achievement of specific performance metrics. The named executive officer would receive 60% of the target number of shares at the threshold level of performance and 200% of the target number of shares at the maximum level of performance. If none of the threshold performance targets are met, then our named executive officers will not receive any shares.

(4)
The amounts shown in these columns represent the grant date fair value of each equity award as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For the performance stock unit awards, the amounts shown assume that the target level of performance would be achieved with respect to the performance metrics, which we consider to be the probable outcome of the performance conditions as of the grant date. These are the amounts reflected in the "Summary Compensation Table."

Outstanding Equity Awards at Fiscal Year-End

        The following table shows information regarding unvested performance stock units, restricted stock awards, deferred stock awards and restricted stock units held by the named executive officers as of December 31, 2020.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Robert J. Pagano, Jr.	3/16/18	6,766	(3)	823,422	—		—
	3/7/19	14,095	(4)	1,719,361	—		—
	3/16/20	19,523	(4)	2,375,949	—		—
	2/15/18	3,330	(5)	405,261	—		—
	2/12/19	7,344	(5)	893,764	—		—
	3/13/20	7,876	(5)	958,509	—		—
	3/16/18	23,882	(6)	2,906,439	—		—
	3/7/19	—		—	21,141	(7)	2,572,859
	3/16/20	—		—	19,523	(8)	2,375,949
Shashank Patel	7/2/18	4,463	(3)(9)	543,147	—		—
	3/7/19	2,701	(4)	328,711	—		—
	3/16/20	3,901	(4)	474,751	—		—
	3/13/20	2,097	(5)	255,204	—		—
	7/2/18	2,295	(6)	279,301	—		—
	3/7/19	—		—	4,050	(7)	492,885
	3/16/20	—		—	3,901	(8)	474,751
Munish Nanda	3/16/18	1,860	(3)	226,362	—		—
	5/7/18	6,657	(3)(10)	810,156	—		—
	3/7/19	3,324	(4)	404,530	—		—
	3/16/20	6,127	(4)	745,655	—		—
	3/16/18	6,567	(6)	799,203	—		—
	3/7/19	—		—	4,985	(7)	606,674
	3/16/20	—		—	6,127	(8)	745,655
Elie A. Melhem	3/16/18	1,550	(3)	188,635	—		—
	3/7/19	2,759	(4)	335,770	—		—
	3/16/20	3,789	(4)	461,121	—		—
	2/15/18	451	(5)	54,886	—		—
	2/12/19	1,440	(5)	175,248	—		—
	3/13/20	1,584	(5)	192,772	—		—
	3/16/18	5,473	(6)	666,064	—		—
	3/7/19	—		—	4,137	(7)	503,472
	3/16/20	—		—	3,789	(8)	461,121
Kenneth R. Lepage	3/16/18	1,477	(3)	179,750	—		—
	3/7/19	2,681	(4)	326,277	—		—
	3/16/20	3,702	(4)	450,533	—		—
	2/15/18	904	(5)	110,016	—		—
	2/12/19	1,900	(5)	231,230	—		—
	3/13/20	2,068	(5)	251,675	—		—
	3/16/18	5,214	(6)	634,543	—		—
	3/7/19	—		—	4,021	(7)	489,355
	3/16/20	—		—	3,702	(8)	450,533

(1)
Except as otherwise indicated, the restricted stock units, restricted stock awards and deferred stock awards listed in this column vest annually at a rate of 33 1/3% per year from the date of grant, and performance stock units vest upon the completion of a three-year performance period beginning January 1st of the grant year.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock, deferred stock awards, restricted stock units and performance stock units is determined by multiplying the number of such shares and units by $121.70, the closing market price of our class A common stock on December 31, 2020.

(3)
Consists of shares of restricted stock awarded under our 2004 Stock Incentive Plan.

(4)
Consists of deferred stock awards under our 2004 Stock Incentive Plan.

(5)
Consists of restricted stock units purchased under our Management Stock Purchase Plan.

(6)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period ended on December 31, 2020. The number of performance stock units shown for the named executive officer is the actual number of shares that were earned by the named executive officer. See the section entitled "Settlement of the 2018 Performance Stock Unit Awards" in the Compensation Discussion and Analysis above for a description of the adjustments made by compensation committee in determining the amounts earned. These performance stock units were earned at 120% of target and settled in February 2021.

(7)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period will end on December 31, 2021. In accordance with SEC rules, since these performance stock units were tracking above the threshold level of performance but below the target level of performance as of December 31, 2020, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the target level of performance, which is 100% of the target number of shares awarded.

(8)
These amounts represent performance stock units awarded under our 2004 Stock Incentive Plan for which the performance period will end on December 31, 2022. In accordance with SEC rules, since these performance stock units were tracking above the threshold level of performance but below the target level of performance as of December 31, 2020, the number of performance stock units shown for the named executive officer is the number of shares that would be earned at the target level of performance, which is 100% of the target number of shares awarded.

(9)
These shares of restricted stock granted to Mr. Patel will vest on July 2, 2021.

(10)
This restricted stock award granted to Mr. Nanda will vest in its entirety on May 7, 2023.

Option Exercises and Stock Vested

        The following table shows amounts received by the named executive officers upon exercise of stock options and vesting of performance stock units, restricted stock and restricted stock units during 2020.

2020 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Robert J. Pagano, Jr.	—	—	55,100	5,068,652	(3)
Shashank Patel	—	—	8,746	815,594
Munish Nanda	—	—	12,010	1,229,407
Elie A. Melhem	3,534	207,720	12,174	1,133,532	(4)
Kenneth R. Lepage	—	—	12,477	1,120,185	(5)

(1)
Reflects (i) shares of class A common stock underlying restricted stock units purchased under the Management Stock Purchase Plan, (ii) shares of restricted stock and deferred stock awarded under the 2004 Stock Incentive Plan, and (iii) the number of shares earned under the performance stock units granted on March 16, 2018, the performance period for which ended on December 31, 2020.

(2)
The value realized on vesting of restricted stock awards and deferred stock awards was determined by multiplying the number of shares that vested by the closing market price of our class A common stock on the vesting date. The value realized on vesting of restricted stock units purchased under the Management Stock Purchase Plan represents the difference between the purchase price paid by the named executive officer for the vesting shares and the closing market price of our class A common stock on the vesting date. The value of performance stock units was determined by multiplying the number of shares earned by $121.70, the closing market price of our class A common stock on December 31, 2020, which was the last trading day of the performance period.

(3)
Pursuant to the Management Stock Purchase Plan, Mr. Pagano elected to defer receipt of shares issuable upon settlement of restricted stock units representing $149,850 of the value recognized on vesting until February 15, 2021 and $163,249 of the value recognized on vesting until February 12, 2022.

(4)
Pursuant to the Management Stock Purchase Plan, Mr. Melhem elected to defer receipt of shares issuable upon settlement of restricted stock units representing $20,295 of the value recognized on vesting until February 15, 2021 and $31,973 of the value recognized on vesting until February 12, 2022.

(5)
Pursuant to the Management Stock Purchase Plan, Mr. Lepage elected to defer receipt of shares issuable upon settlement of restricted stock units $40,680 of the value recognized on vesting until February 15, 2021 and $42,202 of the value recognized on vesting until February 12, 2022.

Nonqualified Deferred Compensation

        Under our Management Stock Purchase Plan, executives may elect to purchase restricted stock units, which vest in three annual installments beginning one year after the date of grant. However, shares are not delivered in settlement of the restricted stock units until the end of the deferral period selected by the named executive officer. Once vested, the restricted stock units constitute deferred compensation and are reported in the table below as contributions by the named executive officer. Restricted stock units that vested prior to 2020 and were issued at the end of their deferral period during 2020 are listed in the table as distributions of deferred compensation.

        Prior to 2012, we maintained a Nonqualified Deferred Compensation Plan that was available to all our employees whose annual compensation was greater than $90,000. Of the named executive officers, only Mr. Lepage has deferred compensation under the Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan, participants were allowed to defer up to 100% of base salary and bonus. Participant deferrals earn returns based on the participant's selection from a list of investments that are generally the same as those provided in our 401(k) plan. The allocation of investments may be changed once each year. We did not make any matching contributions under the Nonqualified Deferred Compensation Plan.

        Generally, account balances under the Nonqualified Deferred Compensation Plan may be paid at the earliest of termination of employment, normal retirement, early retirement, or becoming disabled as a lump sum or systematic installments over ten years. Account balances may be distributed prior to termination of employment only in the event of a financial hardship due to an unforeseeable emergency, but not in excess of the amount needed to meet the hardship. Distributions from the Nonqualified Deferred Compensation Plan to our named executive officers cannot be made until at least six months after termination of employment. Mr. Lepage did not receive any distributions, or make any withdrawals, from the Nonqualified Deferred Compensation Plan during 2020.

2020 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name(1)	Executive Contributions in Last Fiscal Year ($)		Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)

Robert J. Pagano, Jr.	MSPP	753,126	(3)	—	252,545	(4)	811,032	(5)	1,257,283	(6)
Shashank Patel	MSPP	—		—	—		—		—
Munish Nanda	MSPP	—		—	—		—		—
Elie A. Melhem	MSPP	126,009	(3)	—	46,027	(4)	217,975	(5)	197,276	(6)
Kenneth R. Lepage	NDCP	—		—	57,348		—		446,912
	MSPP	199,303	(3)	—	68,523	(4)	229,207	(5)	335,405	(6)

(1)
"MSPP" refers to our Management Stock Purchase Plan, and "NDCP" refers to our Nonqualified Deferred Compensation Plan.

(2)
These amounts do not represent above-market earnings and thus are not reported in the 2020 Summary Compensation Table.

(3)
Based on the fair market value of our class A common stock on the vesting date of restricted stock units, the settlement of which has been deferred beyond 2020.

(4)
Represents the increase in the value of vested restricted stock units during 2020 based on the closing price of our class A common stock on December 31, 2020 of $121.70 or the date of settlement during 2020, plus the value of dividend equivalents paid on vested restricted stock units during 2020.

(5)
Represents the value of restricted stock units that vested in years prior to 2020 and settled in 2020, based on the closing price of our class A common stock on the date of delivery of shares upon settlement of restricted stock units and the value of dividend equivalents paid on vested restricted stock units during 2020.

(6)
Represents the value of restricted stock units that were vested as of December 31, 2020 but not yet settled based on the closing price of our class A common stock on December 31, 2020 of $121.70. The amounts that were previously reported as compensation for each named executive officer in the Summary Compensation Table in years prior to 2020 with respect to such restricted stock units are as follows: Mr. Pagano: $872,548; Mr. Melhem: $137,283; and Mr. Lepage: $232,770.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan

        Our Executive Severance Plan covers all our named executive officers. Under the Executive Severance Plan, a named executive officer involuntarily terminated for reasons not meeting the definition of cause under the Executive Severance Plan will receive a lump sum amount equal to (i) twelve months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) one year of base salary, except for Mr. Pagano who as Chief Executive Officer would receive two years of base salary. In connection with the receipt of any severance payments under the Executive Severance Plan, a named executive officer would be required to sign a written agreement that would contain a release of claims against the Company and such other restrictions, such as non-competition, non-solicitation and non-disparagement covenants, as the Compensation Committee determines are appropriate.

        If a named executive officer is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such named executive officer will receive a lump sum amount equal to (i) 24 months of premiums the named executive officer would have to pay for COBRA medical coverage, and (ii) two times the sum of the named executive officer's annual base salary and target annual bonus immediately prior to the change in control (less any payments previously received under the Executive Severance Plan).

        The following table sets forth the amounts of cash severance that would have been due to each of our named executive officers under the Executive Severance Plan in the event the named executive officer's employment with the Company terminated as of December 31, 2020.

Name	Resignation or Retirement	Involuntary Termination Without Cause ($)	Involuntary Termination With Cause	Involuntary Termination Without Cause or Resignation for Good Reason Within 24 Months Following a Change in Control ($)	Involuntary Termination Without Cause Within Six Months Preceding a Change in Control ($)

Robert J. Pagano, Jr.	—	1,883,621	—	3,767,242	3,767,242
Shashank Patel	—	436,365	—	1,414,070	1,414,070
Munish Nanda	—	544,673	—	1,754,946	1,754,946
Elie A. Melhem	—	457,673	—	1,382,846	1,382,846
Kenneth R. Lepage	—	414,341	—	1,324,282	1,324,282

        In addition, under the Executive Severance Plan, if a participant is involuntarily terminated without cause or resigns for good reason (as defined in the Executive Severance Plan) within 24 months following a change in control of the Company, or is involuntarily terminated without cause in the six months prior to such change in control, such participant would be entitled to full accelerated vesting and, as applicable, exercisability of unvested equity or equity-based awards of the Company that are not subject to performance vesting conditions and, for awards that are subject to performance vesting conditions, accelerated vesting and, as applicable, exercisability at the greater of target or the level that would apply based on actual performance calculated as if the final day of the Company's last completed fiscal quarter prior to the date of the employment termination were the final day of the applicable performance period. The total number of unvested shares of restricted stock, deferred stock awards, performance stock units and restricted stock units that would vest and the value of such acceleration in the event of such a termination as of December 31, 2020 are the same as those set forth in the table under "Equity Plans" below in the "Change in Control" row.

Equity Plans

        Under our 2004 Stock Incentive Plan and the award agreements thereunder, upon the termination of employment of a participant for any reason other than death or disability, all unvested performance stock units and deferred stock awards immediately terminate and unvested shares of restricted stock are automatically forfeited. If the participant's employment is terminated for cause, all stock options immediately terminate regardless of whether they are vested or unvested. If a participant's employment is terminated by reason of death or disability, all shares of restricted stock and deferred stock awards immediately vest in full. For performance stock units, if a participant's employment is terminated due to death or disability during the last twelve months of the performance period, the participant will receive the number of shares actually earned and vested at the end of the performance period as if the participant had not terminated employment. If the participant's employment is terminated due to death or disability within the first twenty-four months of the performance period, the participant will receive the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.

        In addition, the award agreements for our 2020 deferred stock awards and performance stock unit awards provide that an employee who retires from the Company after attaining age 55 and

10 years of service and who meets certain other requirements, including non-competition and non-solicitation requirements, will be allowed to continue to vest in his or her deferred stock awards for the duration of the vesting periods and will be entitled to receive a pro rata portion of his or her performance stock units based on the period of service elapsed during the performance period and the actual number of shares earned. None of our named executive officers are currently eligible for this retirement benefit.

        Under our Management Stock Purchase Plan, upon the termination of employment of a participant for any reason including death or disability, all vested restricted stock units will be exchanged for shares of class A common stock and the participant will receive a cash payment equal to the lesser of (i) the original purchase price paid for the unvested restricted stock units plus interest, or (ii) an amount equal to the number of unvested restricted stock units multiplied by the fair market value of our class A common stock on the termination date.

        Our 2004 Stock Incentive Plan and Management Stock Purchase Plan provide that in connection with a change in control all unvested shares of restricted stock, deferred stock awards, performance stock units and restricted stock units will become fully vested. The table below sets forth the number of unvested shares of restricted stock, deferred stock awards, performance stock units and restricted stock units that would vest and the value of such acceleration in the event of certain terminations or a change in control as of December 31, 2020.

Name & Event	Number of Shares of Unvested Restricted Stock and Deferred Stock Awards Accelerated (#)	Value of Unvested Restricted Stock and Deferred Stock Awards Accelerated ($)(1)	Number of Shares Underlying Unvested Performance Stock Units Accelerated (#)		Value of Unvested Performance Stock Units Accelerated ($)(1)	Number of Shares Underlying Unvested Restricted Stock Units Accelerated (#)	Value of Unvested Restricted Stock Units Accelerated ($)(2)

Robert J. Pagano, Jr.
➢ Change in Control:	40,384	4,914,732	65,546	(3)	7,855,248	18,550	908,150
➢ Termination due to Death or Disability:	40,384	4,914,732	44,483	(4)	5,413,581	—	—
➢ Termination due to Retirement:	—	—	—		—	—	—
Shashank Patel
➢ Change in Control:	11,065	1,346,610	10,246	(3)	1,246,938	2,097	75,450
➢ Termination due to Death or Disability:	11,065	1,346,610	6,295	(4)	766,101	—	—
➢ Termination due to Retirement:	—	—	—		—	—	—
Munish Nanda
➢ Change in Control:	17,968	2,186,705	17,679	(3)	2,151,534	—	—
➢ Termination due to Death or Disability:	17,968	2,186,705	11,932	(4)	1,452,124	—	—
➢ Termination due to Retirement:	—	—	—		—	—	—
Elie A. Melhem
➢ Change in Control:	8,098	985,526	13,399	(3)	1,630,658	3,475	167,408
➢ Termination due to Death or Disability:	8,098	985,526	9,494	(4)	1,155,419	—	—
➢ Termination due to Retirement:	—	—	—		—	—	—
Kenneth R. Lepage
➢ Change in Control:	7,860	956,562	12,937	(3)	1,574,432	4,872	238,587
➢ Termination due to Death or Disability:	7,860	956,562	9,128	(4)	1,110,877	—	—
➢ Termination due to Retirement:	—	—	—		—	—	—

(1)
The value of unvested shares of restricted stock, deferred stock awards and performance stock units was calculated by multiplying the number of shares of unvested restricted stock, deferred stock awards or performance stock units by $121.70, the closing market price of our class A common stock on December 31, 2020.

(2)
The value of unvested restricted stock units was calculated by multiplying the number of shares underlying unvested restricted stock units by $121.70, the closing market price of our class A common stock on December 31, 2020, and then deducting the aggregate purchase price paid for these restricted stock units.

(3)
In the event of a change of control during the performance period, the performance stock unit award agreement provides that the participant would receive a number of shares equal to the greater of (i) the target number of performance stock units granted to the participant, or (ii) the number of performance stock units that would be earned based on the Company's performance determined as if the Company's last quarter end prior to the change of control was the last day of the performance period. The value of unvested performance stock units in this column was calculated using the target number of performance stock units granted to the named executive officer in both 2020 and 2019, and the actual number of shares earned under the performance stock units granted to the named executive officer in 2018.

(4)
In the case of death or disability, in accordance with the performance stock unit award agreement, the number of shares in this column reflects the actual number of shares earned for the performance stock units granted in 2018, and for the performance stock units granted in 2019 and 2020 the number of shares reflects the target number of shares pro-rated based on the portion of the performance period during which the participant was employed.

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Robert J. Pagano, Jr., our Chief Executive Officer. For 2020:

  •
  the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $42,963; and

  •
  the annual total compensation of our Chief Executive Officer was $5,328,463.

Based on this information, for 2020 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 124 to 1.

        As permitted under the SEC rules, to determine our median employee, we used a definition that was not the equivalent of the total compensation reflected in the Summary Compensation Table and instead chose base pay as our measure since our incentive and equity plans do not have broad participation across our employee population. We calculated annual base pay using a reasonable estimate of hours worked during 2020 for hourly employees and upon base pay earned in 2020 for salaried employees. Using the compiled data, we identified the median employee as of December 31, 2020. For our 2020 pay ratio disclosure, we determined the median employee's total 2020 compensation using the same criteria as in the Summary Compensation Table.

DELINQUENT SECTION 16(a) REPORTS

        Section 16(a) of the Exchange Act requires certain officers, directors and persons who own more than 10% of our class A common stock to file with the SEC initial reports of ownership and changes in ownership of our stock and provide copies of such forms to us. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during the year ended December 31, 2020, all transactions required by Section 16(a) to be reported by these persons were filed on a timely basis, except that, due to administrative error, Form 5s reporting the indirect acquisition of class A common stock by Joseph T. Noonan in fiscal years 2018 and 2019 were filed late, and a Form 5 reporting the indirect acquisition of class A common stock by Mr. Noonan in fiscal year 2020 reported late transactions occurring on March 13, June 15 and September 15, 2020. The 16 late transactions reported in these forms were all small acquisitions that resulted from the quarterly re-investment of dividends issued upon class A shares held for the benefit of Mr. Noonan's children, for which accounts Mr. Noonan serves as custodian.

PROPOSAL 2 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

        In accordance with Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote annually to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        As described in detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We encourage you, before voting, to read the Compensation Discussion and Analysis section of this proxy statement and to review all compensation information in light of the information the Compensation Discussion and Analysis section provides about our alignment of pay with performance and our compensation philosophy. We believe our compensation programs reflect a strong pay for performance philosophy and have been effective at incenting the achievement of financial performance goals and the creation of stockholder value. Examples of practices and policies that we have implemented to ensure effective governance of our compensation plans include:

  •
  Our executives are subject to robust stock ownership guidelines.

  •
  Our executives are subject to a compensation recovery policy, or "claw back" policy, under which they may be required to repay unearned compensation in the event of a financial restatement due to fraud or misconduct.

  •
  The Compensation Committee has the authority to hire independent counsel and other advisors.

  •
  The Compensation Committee annually conducts a review and assessment of risk as it relates to our compensation policies and practices.

  •
  Our Insider Trading Procedures prohibit hedging and short sale transactions, and no employee, officer or director may pledge Company securities as collateral.

  •
  None of our executive officers has an employment agreement with us.

  •
  We do not provide excise tax gross-ups under any of our change in control severance arrangements.

        The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. However, to the extent there is any significant vote against the compensation of our named executive officers, the Compensation Committee will evaluate whether any actions are necessary or advisable to address the concerns of our stockholders. Our Board of Directors has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. Unless our board of directors modifies its policy on the frequency of future stockholder votes on executive compensation, the next such advisory vote will be held at the 2022 annual meeting of stockholders.

        We believe our compensation program and policies described in this proxy statement are aligned with stockholder interests and are worthy of stockholder support. Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

  RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

        Our Board of Directors recommends that stockholders vote to approve the compensation of our named executive officers by voting "FOR" Proposal 2.

AUDIT COMMITTEE REPORT

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of the Company's financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent registered public accounting firm, and the performance of the Company's internal audit function. The Audit Committee's oversight role includes the appointment and evaluation of the Company's independent registered public accounting firm, oversight of the Company's systems of internal control over financial reporting, a review of management's assessment and management of risk, a review of the annual independent audit of the Company's consolidated financial statements and internal control over financial reporting, review of the Company's Code of Business Conduct, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2020 with management. The Audit Committee also reviewed and discussed the audited consolidated financial statements, the audit of internal control over financial reporting and the matters required to be discussed with KPMG LLP, the Company's independent registered public accounting firm, by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee received from KPMG the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with KPMG the matters disclosed in this letter and their independence. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to the Company was compatible with maintaining their independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

The Audit Committee:
Merilee Raines, Chairperson David A. Dunbar Joseph W. Reitmeier

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Although Delaware law does not require that the appointment by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the appointment of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee appointed KPMG LLP as our independent registered public accounting firm for 2021, and the Audit Committee and Board recommend that the stockholders ratify such appointment. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider its appointment.

        We expect that representatives of KPMG will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

        During 2019 and 2020, KPMG provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures that require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to ensure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from KPMG.

        The aggregate fees billed for professional services by KPMG in 2019 and 2020 for audit, audit-related, tax and non-audit services were:

Type of Fees	2019	2020

Audit Fees:	$2,931,200	$2,832,919
Audit-Related Fees:	$25,300	$18,770
Tax Fees:	$85,000	$61,075
All Other Fees:	—	—

Total:	$3,041,500	$2,912,764

        Audit fees primarily include fees we paid KPMG for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as consents. Audit fees for 2019 and 2020 also include the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees were for preparation of statutory financial statements and statutory financial statement tagging. Tax fees include fees for review or preparation of tax returns and advice on indirect taxes.

        The Audit Committee and the Board of Directors recommend that stockholders vote "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, (978) 688-1811, or you can request a copy of any such document by visiting https://materials.proxyvote.com/942749. If you want to receive separate copies of the annual report, proxy statement and notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for our 2022 Annual Meeting pursuant to Exchange Act Rule 14a-8, such proposal must be received at our principal executive offices, 815 Chestnut Street, North Andover, MA 01845, Attention: Corporate Secretary, not later than November 29, 2021 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to us for consideration at the 2022 Annual Meeting if certain conditions set forth in our by-laws are satisfied, but will not be included in the proxy materials unless the conditions set forth in Exchange Act Rule 14a-8 are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by us not more than 120 days nor less than 75 days prior to the anniversary date of the 2021 Annual Meeting, which dates will be January 12, 2022 and February 26, 2022, respectively. Stockholder proposals received by us outside of these dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2022 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2021 Annual Meeting, we will publicly disclose such change, and nominations or other proposals to be considered at the 2022 Annual Meeting must be received by us not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2022 Annual Meeting, as rescheduled). If the date described in the preceding sentence is not a business day, nominations or other proposals may be received on the next succeeding business day. To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by our by-laws to the attention of our Corporate Secretary at the address provided above. To be considered, all nominations or proposals must comply with the requirements of our by-laws, a copy of which may be obtained without charge by sending a request to our Corporate Secretary at our principal executive offices.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WATTS WATER TECHNOLOGIES, INC. C/O BROADRIDGE FINANCIAL SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D40232-P53787 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WATTS WATER TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) 05) Christopher L. Conway Michael J. Dubose David A. Dunbar Louise K. Goeser Jes Munk Hansen 06) 07) 08) 09) 10) W. Craig Kissel Joseph T. Noonan Robert J. Pagano, Jr. Merilee Raines Joseph W. Reitmeier The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain ! ! ! ! ! ! 2. Advisory vote to approve named executive officer compensation. 3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: The proxies, in their discretion, are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. D40233-P53787 WATTS WATER TECHNOLOGIES, INC. Annual Meeting of Stockholders May 12, 2021 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholders hereby appoint Robert J. Pagano, Jr., Shashank Patel and Kenneth R. Lepage, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WATTS WATER TECHNOLOGIES, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 12, 2021, at Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side